Registration No 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

ANVIA HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	8299	81-3416105
State or other jurisdiction incorporation or organization	Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1125 E Broadway #770, Glendale, CA 91205

(323)-713-3244

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Inc. Plan

Trolley Square, Suite 20 C

Wilmington, Delaware 19806

+800 462-4633

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copy to

William B. Barnett, Esq.

Barnett & Linn

23548 Calabasas Road, Suite 106

Calabasas, California 91302

818-436-6410

Approximate Date of Commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions “large accelerated filer,” “accelerated file,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	[ ]	Accelerated filer	[ ]

Non-accelerated filer	[ ] (Do not check if a smaller reporting company)	Smaller reporting company	[X]

		Emerging growth company	[X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (2)	Proposed Maximum Aggregate Offering Price Per Share (1) $	Proposed Maximum Aggregate Offering Price $	Amount of Registration Fee $
Common stock, par value $0.0001 per share, Issuable pursuant to Equity Financing Agreement (3)	3,000,000	$1.50	$4,500,000	560.25

(1)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), based on the closing asked price as of the date of the filing of this Registration Statement.

(2)	Pursuant to Rule 416(a) under the Securities Act, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)	This amount is comprised of shares to be issued to GHS Investments, LLC pursuant to the terms of an Equity Financing Agreement. In the event of stock splits, stock dividends or similar transactions involving the common stock, the number of common shares registered shall, unless otherwise expressly provided, automatically be deemed to cover the additional securities to be offered or issued pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In the event that the adjustment provisions of the GHS Equity Financing Agreement require the registrant to issue more shares than are being registered in this registration statement, for reasons other than those stated in Rule 416 of the Securities Act, the registrant will file a new registration statement to register those additional shares.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED AUGUST 6, 2018

ANVIA HOLDINGS CORPORATION

3,000,000 Shares of Common Stock

This prospectus relates to the resale of up to 3,000,000 shares of common stock of Anvia Holdings Corporation. (“we” or the “Company”), par value $0.0001 per share, issuable to GHS Investments, LLC (“GHS”) pursuant to that certain Equity Financial Agreement between the Company and GHS dated June 5, 2017 (the “GHS Equity Financing Agreement”). The GHS Equity Financing Agreement permits us to “put” up to $10,000,000 in shares of our common stock to GHS over a period of up to twenty-four (24) months. We will not receive any proceeds from the resale of these shares of common stock. However, we will receive proceeds from the sale of securities pursuant to our exercise of the put right offered by GHS.

Our registration of the shares of common stock covered by this prospectus does not mean that the selling stockholder will offer or sell any of such shares of common stock. The selling stockholder may sell the shares of common stock covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution”.

GHS is an underwriter within the meaning of the Securities Act of 1933, and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. We will bear all costs, expenses and fees in connection with the registration of the common stock. The selling stockholder will bear all commissions and discounts, if any, attributable to its sales of our common stock.

Our common stock is quoted on the OTCQB tier of the electronic over-the-counter marketplace operated by OTC Markets Group, Inc. On August 6, 2018, the reported sales price for our common stock was $1.50 per share.

Investment in our common stock involves risk. See “Risk Factors” contained in this prospectus. You should carefully read this prospectus, together with the documents we incorporate by reference, before you invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or the accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus is: August __, 2018

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this Prospectus. This summary does not contain all the information that you should consider before investing in the common stock of Anvia Holdings Corporation , Inc. (referred to herein as the “Company,” “Anvia,” “we,” “our,” and “us”). You should carefully read the entire Prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements before making an investment decision.

Business Background

The Company, formerly known as Dove Street Acquisition Corporation, was incorporated in Delaware on July 22, 2016. The Company filed a registration statement on Form 10 with the Securities and Exchange Commission on August 9, 2016 and became a public reporting company. In January 2017, Dove Street Acquisition Corporation changed its name to Anvia Holdings Corporation. On January 10, 2017, the Company effected a change of control with the resignation of the then officers and directors, redemption of 19,500,000 shares of the 20,000,000 outstanding shares of its common stock, the appointment of new officers and directors and the issuance of 5,000,000 shares of common stock, pro rata, to the new shareholders of the Company.

The Company has an authorized capitalization of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock, of which 1,000 shares have been, designated Series A Preferred Stock. The Company has a fiscal year end of December 31. As of the date of this registration statement, there are 19,003,367 shares of common stock of the Company issued and outstanding and 1000 shares of Series A Preferred Stock issued and outstanding.

The Company has only recently commenced operations as a development-stage company, and it has limited operating history and is expected to experience losses in the near term. The Company’s independent auditors have issued a report raising substantial doubt about the Company’s ability to continue as a going concern.

Investment Agreement with GHS

On June 5, 2018, we entered into an investment agreement with GHS Investments, LLC, a Nevada limited liability company (“GHS”). Pursuant to the terms of the GHS Equity Financing Agreement, GHS committed to purchase up to $10,000,000 of our common stock over a period of up to twenty-four (24) months. From time to time during the twenty-four (24) months period commencing from the effectiveness of the registration statement, we may deliver a drawdown notice (“Drawdown Notice”) to GHS which states the dollar amount that we intend to sell to GHS on a date specified in the drawdown notice (“Drawdown Amount”). The maximum amount that the Company shall be entitled to drawdown to GHS shall be two hundred percent (200%) of average daily trading volume (U.S. market only) of the Common Stock during the ten (10) days preceding the Drawdown Notice, so long as such amount does render the Investor a holder of more than 9.99% of the outstanding Shares of the Company. The purchase price per share to be paid by GHS shall be calculated as a twenty percent (20%) discount to the lowest traded price of the Company Common Stock during the ten (10) consecutive trading days prior to the date the Drawdown Notice was submitted. We initially reserved 3,000,000 shares of our common stock for issuance under the GHS Equity Financing Agreement. The GHS Equity Financing Agreement is not transferable and any benefits attached thereto may not be assigned.

In connection with the GHS Equity Financing Agreement, we also entered into a registration rights agreement with GHS, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering shares of our common stock underlying the GHS Equity Financing Agreement within 30 days after the date of the GHS Equity Financing Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after filing and maintain the effectiveness of such registration statement until termination of the GHS Equity Financing Agreement.

The 3,000,000 shares to be registered herein represent approximately 15% of the shares then issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale. The 3,000,000 shares to be registered herein represent approximately 32% of the shares issued and outstanding held by non-affiliates of the Company.

At an assumed purchase price of $1.20 (equal to 80% of the closing price of our common stock of $1.50 on August 3, 2018), we will be able to receive up to $3,600,000 in gross proceeds, assuming the sale of the entire 3,000,000 shares being registered hereunder pursuant to the GHS Equity Financing Agreement. Accordingly, we would be required to register approximately 5,300,000 additional shares to obtain the balance of $6,400,000 under the GHS Equity Financing Agreement at an assumed purchase price of $1.20 per share. We are currently authorized to issue 100,000,000 shares of our common stock. We may be required to increase our authorized shares in order to receive the entire purchase price in the even our share price decreases. The Company has agreed not to put an amount of shares which would result in GHS owning more than 9.99% of the then-outstanding shares of our common stock at any one time.

There are substantial risks to investors as a result of the issuance of shares of our common stock under the GHS Equity Financing Agreement. These risks include dilution of stockholders’ percentage ownership, significant decline in our stock price and our inability to draw sufficient funds when needed.

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GHS will periodically purchase our common stock under the GHS Equity Financing Agreement and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require us to issue increasing numbers of common shares to GHS to raise the same amount of funds, as our stock price declines.

Because our ability to draw down any amounts under the GHS Equity Financing Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $10,000,000 under the GHS Equity Financing Agreement. As such, we cannot make any guarantee that we will be successful in accessing the full amount under the GHS Equity Financing Agreement.

Where You Can Find Us

Our principal office is located at 1125 E Broadway #770, Glendale, CA 91205. Our telephone number is (323)-713-3244.

THE OFFERING

Common stock offered by Selling Stockholder	3,000,000 shares of common stock.

Common stock outstanding before the offering	19,285,425 shares of common stock as of June 30, 2018

Common stock outstanding after the offering	22,285,425 shares of common stock.

Use of proceeds	We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the GHS Equity Financing Agreement. The proceeds received under the GHS Equity Financing Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

OTC QB Trading Symbol	ANVV

Risk Factors	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors”.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this Prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

The Company has limited operating history.

The Company is a development stage company and has limited operating history. The Company is relying on management to actuate and develop its business plan. The Company has a limited business history and an investor will be required to make an investment decision based largely on the management and the projected operations in light of the risks, expenses and uncertainties that may be encountered by engaging in the vocational training industry.

The Company may not be able to continue as a going concern.

The ability of the Company to continue as a going concern is dependent on the Company’s ability to fund future operations through additional financing from investors and/or lenders or through the sale of its securities or through development of its operations. Due to these and other factors, there is substantial doubt of the Company’s ability to continue as a going concern.

The Company’s independent auditors have issued a report raising a substantial doubt of the Company’s ability to continue as a going concern.

In their audited financial report, the Company’s independent auditors have issued added an explanatory paragraph that unless the Company is able to generate sufficient cash flows from operations and/or obtain additional financing, there is a substantial doubt as to its ability to continue as a going concern. The Company anticipates that it would need substantial capital over the next 12 months to continue as a going concern to expand its operations in accordance with its current business plan.

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As of March 31, 2018, the Company has accumulated deficit of $117,457.

As of March 31, 2018, the Company had an accumulated deficit of $117,457 and incurred a net loss of $34,008 for the three months then ended. This deficit may impact on the Company in various ways including, but not limited to, making it more difficult to borrow money, sell stock or to maintain a good market price.

No assurance of commercial feasibility.

Even if the Company’s plans and projects are successfully initiated, there can be no assurance that such plans and projects will have any commercial success or advantage. Also, there is no assurance that the Company’s initiatives will perform as intended in the marketplace.

The Company’s developed software may experience unexpected “bugs” which may delay its release or impede its use.

The Company is developing its proprietary software and intends to effect beta and other testing to ensure efficient launch and usability. However, the Company’s software may experience or develop unanticipated “bugs” that would either delay its release or impede its use once released. Such delays or problems could impact the Company’s ability to generate revenue or could negatively affect any contractual relationships with users of the software.

The Company’s election not to opt out of JOBS Act extended accounting transition period may not make its financial statements easily comparable to other companies.

Pursuant to the JOBS Act of 2012, as an emerging growth company the Company can elect to opt out of the extended transition period for any new or revised accounting standards that may be issued by the PCAOB or the SEC. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the standard for the private company. This may make comparison of the Company’s financial statements with any other public company which is not either an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible as possible different or revised standards may be used.

The Company’s officers and directors beneficially own a majority of the Company’s common stock and own Series A Preferred Stock, which will provide them with continuing voting control over the Company and, as a result, they will exercise significant control over stockholder and corporate actions.

Mr. Ali Kasa, the Company’s CEO and sole director of the Company is the beneficial owner of approximately 47.341% of the Company’s outstanding common stock. He also has beneficial ownership of 60% of the Company’s outstanding Series A Preferred Stock, which, voting together as a class, has the right to vote approximately 76% of the Company’s voting shares on any and all shareholder matters. As such, Mr. Kasa in the aggregate, currently have the right to vote approximately 76% of the Company’s voting shares on any and all shareholder matters and will be able to control most matters requiring approval by stockholders.

As a result of the above, Mr. Kasa will be able to exercise control in determining the outcome of corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control, which in turn could have a material adverse effect on the market price of the Company’s common stock or prevent stockholders from realizing a premium over the market price for their Shares. Any investors who purchase shares will be minority shareholders and as such will have no say in the direction of the Company and the election of Directors. Investors in the Company should keep in mind that even if you own shares of the Company’s common stock and wish to vote them at annual or special shareholder meetings, your shares may have no effect on the outcome of corporate decisions or the election of Directors. Furthermore, investors should be aware that Mr. Kasa may choose to elect new Directors to the Board of Directors of the Company and/or take the Company in a new business direction altogether, and, as a result, current shareholders of the Company will have little to no say in such matters.

The Company’s stock may be considered a penny stock and any investment in the Company’s stock will be considered a high-risk investment and subject to restrictions on marketability.

The trading price of the Company’s common stock is below $5.00 per Share. If the price of the common stock is below such level, trading in its common stock would be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended. These rules require additional disclosure by broker-dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per Share, subject to certain exceptions. Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser’s written consent to the transactions before sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Company’s common stock which could impact the liquidity of the Company’s common stock.

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The Board of Directors could use the issuance or designation of preferred stock to impede or discourage an acquisition of the Company that may otherwise be beneficial to some shareholders.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Company’s board of directors is required to make any determination to issue such preferred stock based on its judgment as to the best interests of the stockholders of the Company, the board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The board of directors does not intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or otherwise.

The Company relies on only key managers whose absence or loss could adversely affect the business.

The Company relies on the services of its key executive, Mr. Ali Kasa. The loss of his services could adversely affect the company’s business.

The Company has a small financial and accounting organization. Being a public company strains the Company’s resources, diverts management’s attention and affects its ability to attract and retain qualified officers and directors.

As a reporting company, the Company is already subject to the reporting requirements of the Securities Exchange Act of 1934. However, the requirements of these laws and the rules and regulations promulgated thereunder entail significant accounting, legal and financial compliance costs which are potentially prohibitive to the Company as it develops its business plan, products and scope. These costs have made, and will continue to make, some activities more difficult, time consuming or costly and may place significant strain on its personnel, systems and resources.

The Securities Exchange Act requires, among other things, that companies maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain the requisite disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight are required. As a result, management’s attention may be diverted from other business concerns, which could have a material adverse effect on the development of the Company’s business, financial condition and results of operations.

The Company does not possess effective internal control over financial reporting that is adequate for a public company.

Based upon his respective evaluation, the Chief Executive Officer and Chief Financial Officer of the Company has concluded that, as of December 31, 2017, our internal control over financial reporting was not effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with generally accepted accounting principles. Internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of our company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. Management based its assessment on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO 2013 Criteria). Management’s assessment included evaluation of such elements as the design and operating effectiveness of key financial reporting controls, process documentation, accounting policies, and our overall control environment.

The Company has engaged outside accounting and finance advisors to assist the Company in better implementing internal control over financial reporting.

Capital Market Risks

Because we will likely issue additional shares of our common stock, investment in our company could be subject to substantial dilution.

At an assumed purchase price of $1.20 (equal to 80% of the closing price of our common stock of $1.50 on August 3, 2018), we will be able to receive up to $3,600,000 in gross proceeds, assuming the sale of the entire 3,000,000 shares being registered hereunder pursuant to the GHS Financial Equity Agreement. Accordingly, we would be required to register 5,300,000 additional shares to obtain the balance of $6,400,000 under the GHS Equity Financing Agreement at an assumed purchase price of $1.20 per share. We are currently authorized to issue 100,000,000 shares of our common stock. We may be required to increase our authorized shares in order to receive the entire purchase price in the even our share price decreases. The Company has agreed not to put an amount of shares to GHS which would result in GHS owning more than 9.99% of the then-outstanding shares of our common stock at any one time.

In addition, we anticipate that all or at least some of our future funding, if any, will be in the form of equity financing from the sale of our common stock. If we do sell more common stock, investors’ investment in our company will likely be diluted. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us. If dilution occurs, any investment in our company’s common stock could seriously decline in value.

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GHS will pay less than the then-prevailing market price for our common stock.

The Common Stock to be issued to GHS pursuant to the GHS Equity Financing Agreement will be purchased at a 20% discount to the lowest trading price of our Common Stock during the ten (10) consecutive trading days immediately after GHS receives our notice of sale. GHS has a financial incentive to sell our Common Stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If GHS sells the shares, the price of our Common Stock could decrease. If our stock price decreases, GHS may have a further incentive to sell the shares of our Common Stock that it holds. These sales may have a further impact on our stock price.

Your ownership interest may be diluted and the value of our common stock may decline by exercising the put right pursuant to the GHS Equity Financing Agreement.

Pursuant to the GHS Equity Financing Agreement, when we deem it necessary, we may raise capital through the private sale of our Common Stock to GHS at a price equal to a discount to the lowest volume weighted average price of the common stock for the ten (10) consecutive trading days after GHS receives our notice of sale. Because the put price is lower than the prevailing market price of our Common Stock, to the extent that the put right is exercised, your ownership interest may be diluted.

We are registering an aggregate of 3,000,000 shares of common stock to be issued under the GHS Equity Financing Agreement. The sales of such shares could depress the market price of our common stock.

We are registering an aggregate of 3,000,000 shares of Common Stock under the registration statement of which this prospectus is a part, pursuant to the GHS Equity Financing Agreement. Notwithstanding GHS’s ownership limitation, the 3,000,000 shares would represent approximately 13.5% of our shares of Common Stock outstanding immediately after our exercise of the put right under the GHS Equity Financing Agreement (based on the number of outstanding shares as of June 30, 2018). The sale of these shares into the public market by GHS could depress the market price of our Common Stock.

We may not have access to the full amount available under the GHS Equity Financing Agreement.

Our ability to draw down funds and sell shares under the GHS Equity Financing Agreement requires that this resale registration statement be declared effective and continue to be effective. This registration statement registers the resale of 3,000,000 shares issuable under the GHS Equity Financing Agreement, and our ability to sell any remaining shares issuable under the GHS Equity Financing Agreement is subject to our ability to prepare and file one or more additional registration statements registering the resale of these shares. These registration statements may be subject to review and comment by the staff of the SEC, and will require the consent of our independent registered public accounting firm. Therefore, the timing of effectiveness of these registration statements cannot be assured. The effectiveness of these registration statements is a condition precedent to our ability to sell all of the shares of Common Stock to GHS under the GHS Equity Financing Agreement. Even if we are successful in causing one or more registration statements registering the resale of some or all of the shares issuable under the GHS Equity Financing Agreement to be declared effective by the SEC in a timely manner, we may not be able to sell the shares unless certain other conditions are met. For example, we might have to increase the number of our authorized shares in order to issue the shares to GHS. Accordingly, because our ability to draw down any amounts under the GHS Equity Financing Agreement is subject to a number of conditions, there is no guarantee that we will be able to draw down any portion or all of the proceeds of $10,000,000 under the GHS Equity Financing Agreement. We believe that it is likely that we will be able to drawn down on the full amount of the Agreement, however, prior to drawing down on the full amount, we may not be able to draw down on the full amount without filing an amendment to our Articles of Incorporation to increase the Company’s authorized shares of common stock. Pursuant to state law, the filing of the amendment to increase the authorized shares of common stock may require board and shareholder approval. As such, we cannot make any guarantee that we will be successful in accessing the full amount under the GHS Equity Financing Agreement.

Certain restrictions on the extent of puts and the delivery of advance notices may have little, if any, effect on the adverse impact of our issuance of shares in connection with the GHS Equity Financing Agreement, and as such, GHS may sell a large number of shares, resulting in substantial dilution to the value of shares held by existing shareholders.

GHS has agreed, subject to certain exceptions listed in the GHS Equity Financing Agreement, to refrain from holding an amount of shares which would result in GHS or its affiliates owning more than 9.99% of the then-outstanding shares of our Common Stock at any one time. These restrictions, however, do not prevent GHS from selling shares of Common Stock received in connection with a put, and then receiving additional shares of Common Stock in connection with a subsequent put. In this way, GHS could sell more than 9.99% of the outstanding Common Stock in a relatively short time frame while never holding more than 9.99% at one time.

Future sales of our equity securities could put downward selling pressure on our securities, and adversely affect the stock price.

There is a risk that this downward pressure may make it impossible for an investor to sell his or her securities at any reasonable price, if at all. Future sales of substantial amounts of our equity securities in the public market, or the perception that such sales could occur, could put downward selling pressure on our securities, and adversely affect the market price of our common stock.

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We do not intend to pay dividends on any investment in the shares of stock of our company and any gain on an investment in our company will need to come through an increase in our stock’s price, which may never happen.

We have never paid any cash dividends and currently do not intend to pay any dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may prohibit the payment of a dividend. Because we do not intend to declare dividends, any gain on an investment in our company will need to come through an increase in the stock’s price. This may never happen and investors may lose all of their investment in our company.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common shares, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

Corporate and Other Risks

Limitations on director and officer liability and indemnification of Our Company’s officers and directors by us may discourage stockholders from bringing suit against an officer or director.

Our Company’s certificate of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our stockholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director.

We are responsible for the indemnification of our officers and directors.

Should our officers and/or directors require us to contribute to their defense, we may be required to spend significant amounts of our capital. Our certificate of incorporation and bylaws also provide for the indemnification of our directors, officers, employees, and agents, under certain circumstances, against attorney’s fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on behalf of our Company. This indemnification policy could result in substantial expenditures, which we may be unable to recoup. If these expenditures are significant, or involve issues which result in significant liability for our key personnel, we may be unable to continue operating as a going concern.

Certain provisions of our Certificate of Incorporation may make it more difficult for a third party to effect a change-of-control.

Our certificate of incorporation authorizes the Board of Directors to issue up to 20,000,000 shares of preferred stock. The preferred stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors without further action by the stockholders. These terms may include preferences as to dividends and liquidation, conversion rights, redemption rights and sinking fund provisions. The issuance of any preferred stock could diminish the rights of holders of our common stock, and therefore could reduce the value of such common stock. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The ability of the Board of Directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change-in-control, which in turn could prevent our stockholders from recognizing a gain in the event that a favorable offer is extended and could materially and negatively affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. All statements other than statements of historical facts contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenue, projected costs, prospects, plans, objectives of management and expected market growth are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among other things, statements about:

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● our ability to obtain additional financing;

● the accuracy of our estimates regarding expenses, future revenues and capital requirements;

● the success and timing of our preclinical studies and clinical trials;

● our ability to obtain and maintain regulatory approval of the product candidates we may develop, and the labeling under any approval we may obtain;

● regulatory developments in the United States and other countries;

● the performance of third-party manufacturers;

● our plans to develop and commercialize our product candidates;

● our ability to obtain and maintain intellectual property protection for our product candidates;

● the successful development of our sales and marketing capabilities;

● the potential markets for our product candidates and our ability to serve those markets;

● the rate and degree of market acceptance of any future products;

● the success of competing drugs that are or become available; and

● the loss of key scientific or management personnel.

The forward-looking statements in this Prospectus are based upon our management’s beliefs, assumptions and expectations of our future operations and economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. These forward-looking statements are based on our current plans and expectations and are subject to a number of uncertainties and risks that could significantly affect current plans and expectations and our future financial condition and results.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur. We qualify any and all of our forward-looking statements entirely by these cautionary factors. As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on our behalf. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares by the selling stockholder. However, we will receive proceeds from the sale of securities pursuant to the GHS Equity Financing Agreement. The proceeds received from any “Puts” tendered to GHS under the GHS Equity Financing Agreement will be used for general corporate and working capital purposes and acquisitions or assets, businesses or operations or for other purposes that the Board of Directors, in its good faith deem to be in the best interest of the Company.

DILUTION

“Dilution” as used herein represents the difference between the offering price per share of shares offered hereby and the net tangible book value per share of the Company’s common stock after completion of the offering. Dilution in the offering is primarily due to the losses previously recognized by the Company.

At an assumed purchase price of $1.20 (equal to 80% of the price of our common stock of $1.50 on August 6, 2018), we will be able to receive up to $3,600,000 in gross proceeds, assuming the sale of the entire 3,000,000 shares being registered hereunder pursuant to the GHS Equity Financing Agreement. Accordingly, we would be required to register 3,000,000 additional shares to obtain the balance of $10,000,000 under the GHS Equity Financing Agreement at an assumed purchase price of $1.20 per share.

The following information is based upon the Company’s unaudited balance sheet as filed in the Company’s Form 10-Q on May 21, 2018, for the period ended March 31, 2018:

The net tangible book value of the Company at March 31, 2018 was $42,491 or $0.0022 per share. Net tangible book value represents the amount of total tangible assets less total liabilities. Assuming that 100% of the shares offered hereby were purchased by investors (a fact of which there can be no assurance) as of March 31, 2018, the then outstanding 22,003,367 shares of common stock, which would constitute all of the issued and outstanding equity capital of the Company, would have a net tangible book value $3,592,491 or approximately $0.16 per share.

Assuming a 50% decrease in the number of shares to be issued, based upon the purchase price of $1.20 (equal to 80% of the price of our common stock of $1.50 on August 6, 2018, we will be required to issue an aggregate of 1,500,000 shares of common stock, with net proceeds of $1,750,000 pursuant to the GHS Equity Financing Agreement.

Assuming a 75% decrease in the number of shares to be issued, based upon the purchase price of $1.20 (equal to 80% of the price of our common stock of $1.50 on August 6, 2018, we will be required to issue an aggregate of 750,000 shares of common stock, with net proceeds of $850,000 pursuant to the GHS Equity Financing Agreement.

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The dilution associated with the offering and each of the above scenarios is as follows:

	Offering	50% Decrease in Shares Issued	75% Decrease in Shares Issued
Offering price	$1.20	$1.20	$1.20
Net tangible book value before Offering (per share)	$0.0022	$0.0022	$0.0022)
Net tangible book value after Offering (per share)	$0.1600	$0.09	$0.05)
Dilution per share to investor	$1.04	$1.11	$1.15)
Dilution percentage to investor	13%	8%	4%

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Public Market for Common Stock

On January 5, 2018, our common stock was approved for quotation on the OTC Markets under the symbol “ANVV”. The OTC Markets is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter equity securities. The OTC Markets securities are traded by a community of market makers that enter quotes and trade reports. This market is limited in comparison to the national stock exchanges and any prices quoted may not be a reliable indication of the value of our common stock.

On August 6, 2018, the price of our common stock reported on the OTC Markets was $1.50 per share. The following table sets forth, for each of the quarterly periods indicated, the high and low sales prices of our common stock, as reported on the OTCQB.

Year 2018	High Bid	Low Bid

Quarter Ended March 31, 2018	$1.15	$0.70
Quarter Ended June 30, 2018	1.50	1.10
July 1 thru August 3, 2018	1.70	0.51

As of the date of this Prospectus there were approximately 53 shareholders of record of our common stock based upon the shareholders’ listing provided by our transfer agent.

Dividends

We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors that our board of directors may deem relevant. Our retained earnings deficit currently limits our ability to pay dividends.

Securities Authorized under Equity Compensation Plans

We do not have any equity compensation plans.

Shares Available for Future Sale

Approximately 80% of all outstanding shares of our common stock are “restricted securities,” as that term is defined under Rule 144 promulgated under the Securities Act, because they were issued in a private transaction not involving a public offering. Accordingly, none of the outstanding shares of our common stock may be resold, transferred, pledged as collateral or otherwise disposed of unless such transaction is registered under the Securities Act or an exemption from registration is available. In connection with any transfer of shares of our common stock other than pursuant to an effective registration statement under the Securities Act, the Company may require the holder to provide to the Company an opinion of counsel to the effect that such transfer does not require registration of such transferred shares under the Securities Act.

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, like us, unless the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

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●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

●	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

On June 22, 2017, the Company notified the SEC by through the filing of a Form 8-K that is was no longer a “shell” corporation. In view of this, any time after June 22, 2018, and assuming the Company has been current in its required filings pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, and all other requirements set forth above are met, shareholders may utilize Rule 144 for the sale of their shares.

Repurchases of Equity Securities

None

Reports to Stockholders

We are currently subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will continue to file periodic reports, and other information with the SEC. We intend to send annual reports to our stockholders containing audited financial statements.

Transfer Agent

Equity Stock Transfer LLC, located at 237 W 37 th St., Suite 602, New York, NY 10018 is the registrar and transfer agent for the Company’s common stock.

Recent Sales of Unregistered Securities

None

Repurchases of Equity Securities

None

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this Prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements.

Investment Agreement with GHS

On June 5, 2018, we entered into an investment agreement with GHS Investments, LLC, a Nevada limited liability company (“GHS”). Pursuant to the terms of the GHS Equity Financing Agreement, GHS committed to purchase up to $10,000,000 of our common stock over a period of up to twenty-four (24) months. From time to time during the twenty-four (24) months period commencing from the effectiveness of the registration statement, we may deliver a drawdown notice (“Drawdown Notice”) to GHS which states the dollar amount that we intend to sell to GHS on a date specified in the drawdown notice (“Drawdown Amount”). The maximum amount that the Company shall be entitled to drawdown to GHS shall be two hundred percent (200%) of average daily trading volume (U.S. market only) of the Common Stock during the ten (10) days preceding the Drawdown Notice, so long as such amount does render the Investor a holder of more than 9.99% of the outstanding Shares of the Company. The purchase price per share to be paid by GHS shall be calculated as a twenty percent (20%) discount to the lowest traded price of the Company Common Stock during the ten (10) consecutive trading days prior to the date the Drawdown Notice was submitted. We initially reserved 3,000,000 shares of our common stock for issuance under the GHS Equity Financing Agreement. The GHS Equity Financing Agreement is not transferable and any benefits attached thereto may not be assigned.

In connection with the GHS Equity Financing Agreement, we also entered into a registration rights agreement with GHS, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering shares of our common stock underlying the GHS Equity Financing Agreement within 30 days after the date of the GHS Equity Financing Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after filing and maintain the effectiveness of such registration statement until termination of the GHS Equity Financing Agreement.

We are a development stage enterprise and are incorporated in the State of Delaware on July 22, 2016. As of the periods from inception, through the date of this quarterly report, we generated minimal revenues and incurred expenses and operating losses, as part of our development stage activities. We recorded a net loss of $34,008 for the three months ended March 31, 2018, net cash flows provided by operating activities of $31,770, working capital deficit of $39,806, and an accumulated deficit of $117,457 at March 31, 2018.

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We anticipate that we will need substantial working capital over the next 12 months to continue as a going concern and to expand our operations to distribute, sell and market products and solutions. Our independent auditors have expressed substantial doubt as to the ability of the Company to continue as a going concern. Unless we are able to generate sufficient cash flows from operations and/or obtain additional financing, there is a substantial doubt as to the ability of the Company to continue as a going concern. We intend to make an equity offering of our common stock for the acquisition and operation expenses. If we cannot raise the required cash, we will issue additional shares of our common stock in lieu of cash.

Our Current Business

We are an Australia-based startup development-stage company formed to provide vocational training and education industry for construction tradesmen in Australia, a region which we believe presents a valuable market opportunity. We have developed a fully integrated learning and student management system that can digitally track learning time and offer a personalized training experience that is customized for every student. Currently, we believe that the outlook for construction in the Australia exceeds the labor supply pool and that the Australian government will provide financing in this core sector to help meet market demand. This is precisely the market gap that Anvia will address.

The Department of Education of Australia has established a national vocational education and training framework, with associated regulations. The Australia Qualifications Framework (AQF) provides national recognition of vocational education and training qualifications, allowing the award to be used across different Australian states. The AQF requires training organizations to meet certain standards to deliver and assess nationally recognized training, and issue nationally recognized qualifications. We have budgeted all cost associated to qualification certification in the segments that it operates it.

Of the hundreds of qualifications available in the Australian framework, we will specialize in providing 40 different qualifications that provides certifications I, II, III, IV, Diploma and Advanced Diploma in the construction industry. These include training for roofing, plumbing, home renovation, electrical and carpentry. We expect that specialization in these areas will make Anvia stand out as a market leader in this niche.

We believe that Sydney, Australia is a hotbed for vocational training for the construction market. Sydney is in the province of New South Wales which is a hot zone that holds approximately 32% of establishments in the region. In the near future, it is expected that the government reform learning institute’s boundaries, which will allow establishments to operate on a national scope. Furthermore, we expect to have several revenue streams, such as its e-learning and loyalty channels, that will conduct operation on an international scope. We expect to also open satellite offices in Melbourne and Queensland. We will have an administrative office, classroom that can hold up to 40 students on site and various workshops. We will operate 7 days a week, including evenings, to accommodate students that work during normal business hours. We will have developed a fully integrated learning and student management system that can digitally track learning time an offer a personalized training experience custom to every student.

On January 17, 2018, we entered into a stock-for-stock acquisition agreement (the “Acquisition Agreement”) with Anvia (Australia) Pty Ltd, an entity organized under the laws of Australia. We agreed to issue to the sole owner of Anvia (Australia) Pty Ltd 5,000 shares of our common stock, valued at the fair market value of $0.60 per share, in exchange for all of the issued and outstanding stock of Anvia (Australia) to complete the share exchange and restructuring of entities under common control. We issued the 5,000 shares to the sole owner of Anvia (Australia) Pty Ltd. We have caused prior period financial statements to reflect the conveyance of Anvia (Australia) to the Company as if the restructuring had occurred as of the earliest date of the consolidated financial statements. Anvia (Australia) Pty Ltd., was an entity solely owned by Lindita Kasa, spouse of Ali Kasa, CEO and director of our Company prior to the acquisition. As a wholly-owned subsidiary, Anvia (Australia) shall operate Anvia market and Anvia recruiters’ sites and business units in Australia and global markets.

Anvia Market is an ecommerce platform where construction tradesmen can purchase safety wears and tools of their choice. Given the fact that there are 1.5 Million licensed tradesmen and Australian high adoption of online shopping, Anvia market is expected to contribute to revenue growth of our Company.

Anvia Recruiters is placement services specialize in training and placing qualified tradesmen within construction industry in Australia. Recruitment services accounted for 100% of Anvia Holdings Corporation. With the Anvia recruited online platform in place and dedicated employees to manage the platform we forecast that Anvia recruiters will continue to be the key revenue source for our Company in 2018.

On March 22, 2017, we entered into a non-binding preliminary agreement with All Crescent Sdn Bhd (“All Crescent”). Under the terms of the proposed All Crescent acquisition (the “Acquisition”), we agreed to pay a consideration of $200,000 in exchange for obtaining 51% equity stake in All Crescent. At the time of closing of the Acquisition, among other things, All Crescent shall (1) own 100% of the issued and outstanding capital stock of Sage Interactive Sdn Bhd and 100% of the issued and outstanding capital stock of Sage Interactive MSC Sdn Bhd (collectively “Sage Interactive”); and (2) own 5% of the issued and outstanding capital stock of Celex Media Sdn Bhd (“Celex”). Sage Interactive and Celex are Malaysian companies that own the “Learning Management System and Applications” technology and specialize in developing and providing learning management technologies, learning solutions and eContent. Celex operates as digital content aggregator, e-learning platform provider and distributor of e-books, e-magazines and e-textbooks. Upon consummation of the proposed Acquisition, All Crescent shall become a majority-owned subsidiary of the Company. We have completed the due diligence of this Acquisition and are negotiating the final terms. However, no formal agreements have been executed as of the date of this report.

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Results of Operations

Our results of operations for the three months period ended March 31, 2018 included the operations of the Company and Anvia (Australia) Pty Ltd. Revenues for the three months period ended March 31, 2018 and 2017 were $17,839 and $0, respectively, earned by providing construction induction training and white card for plumber position, and providing consulting services for development of building inspection process. Cost of revenue for providing construction induction training and consulting services for development of building inspection process to customers for the three months ended March 31, 2018 and 2017 were $4,369 and $0, respectively. Operating expenses for the three months ended March 31, 2018 and 2017 were $45,707 and $24,900, respectively. Operating expenses consisted of consulting and business advisory services of 17,800, travel, meals and lodging expense of $15,560, and other general and administrative expenses of $12,347. Operating expenses for the three months ended March 31, 2017 consisted of $10,300 in professional fees paid to consultants, $8,880 in travel, meals and lodging expense, and approximately $5,720 in other general and administrative expenses.

We recorded a loss of $1,771 and $0 for the three months ended March 31, 2018 and 2017, respectively, due to the foreign currency fluctuations.

As a result of above, we recorded a net loss of $34,008 and $24,900 for the three months ended March 31, 2018 and 2017, respectively

Liquidity and Capital Resources

Cash and cash equivalents were $733 at March 31, 2018 as compared to $468 at December 31, 2017. As shown in the accompanying condensed consolidated financial statements, we recorded a net loss of $34,008 for the three months ended March 31, 2018. Our working capital deficit at March 31, 2018 was $39,806, net cash provided by operating activities for the three months ended March 31, 2018 was $31,770, and accumulated deficit was $117,457. These factors and our ability to raise additional capital to accomplish our objectives, raises doubt about our ability to continue as a going concern. We expect our expenses will continue to increase during the foreseeable future as a result of increased operations and the development of our current business operations. We anticipate generating only minimal revenues over the next twelve months. Consequently, we are dependent on the proceeds from future debt or equity investments to sustain our operations and implement our business plan. If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which would have a material adverse effect on our anticipated results from operations and financial condition. There is no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate.

We presently do not have any significant credit available, bank financing or other external sources of liquidity. Due to our operating losses, our operations have not been a source of liquidity. We will need to acquire other profitable entities or obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our cash assets prove to be inadequate to meet our operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing.

No assurance can be given that sources of financing will be available to us and/or that demand for our equity/debt instruments will be sufficient to meet our capital needs, or that financing will be available on terms favorable to us. If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures or may be required to reduce the scope of our planned service development and marketing efforts, any of which could have a negative impact on our business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require us to:

●	Curtail our operations significantly, or

●	Seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to technology platform and correlated services, or

●	Explore other strategic alternatives including a merger or sale of our Company.

Operating Activities

Net cash provided by operating activities for the three months ended March 31, 2018 was $31,770 which resulted primarily from our net loss of $34,008, amortization of software of $1,500, net decrease in accounts receivable of $76,128, decrease in accounts payable of $13,639, decrease in accounts payable – related parties of $10,500, and net increase in accrued liabilities of $12,289. Net cash used in operating activities for the three months ended March 31, 2017 was $32,857, which primarily resulted from our net loss of $24,900, redemption of common stock in connection with the change of control was $1,950, increase in prepaid deposits of $4,278 and net decrease in accrued liabilities of $1,729.

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Investing Activities

Net cash used in Investing activities for the three months ended March 31, 2018 was $52,853 primarily due to the earnest deposits of $52,853 paid by the Company for the pending completion of the acquisition of Global Institute of Vocational Education. There were no investing activities for the three months ended March 31, 2017.

Financing Activities

Net cash provided by financing activities for the three months ended March 31, 2018 was $21,359 primarily due to cash received from related parties as advances. Net cash provided by financing activities for the three months ended March 31, 2017 was $33,866 primarily due to receipt of cash proceeds advanced by the related party of $4,116, cash proceeds from stock subscriptions received in advance were $475, and cash proceeds from sale of common shares were $29,275.

We recorded a decrease in cash of $11 due to the effect of foreign exchange rate changes on cash.

As a result of the above activities, we experienced a net increase in cash of $265 and $1,009 for the three months ended March 31, 2018 and March 31, 2017, respectively. Our ability to continue as a going concern is still dependent on our success in obtaining additional financing from investors or from sale of our common shares.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements which we have prepared in accordance with U.S. generally accepted accounting principles. In preparing our financial statements, we are required to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. We have identified the following accounting policies that we believe require application of management’s most subjective judgments, often requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Our actual results could differ from these estimates and such differences could be material.

While our significant accounting policies are described in more details in Note 2 of our annual financial statements included in our Annual Report filed with the SEC on April 17, 2018, we believe the following accounting policies to be critical to the judgments and estimates used in the preparation of our financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the valuation of accounts payable, accrued liabilities and payable to related party. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “ Income Taxes” . The asset and liability method provide that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company follows the provisions of ASC 740-10, “ Accounting for Uncertain Income Tax Positions .” When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying condensed balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

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JOBS Act Accounting Election

We are an “emerging growth company,” as defined in the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards, and, therefore, will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

Fair Value of Financial Instruments and Fair Value Measurements

ASC 820, “Fair Value Measurements and Disclosures”, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts receivable, prepaid deposit for acquisitions, accounts payable, accrued liabilities and payable to related party. Pursuant to ASC 820, “ Fair Value Measurements and Disclosures” and ASC 825, “ Financial Instruments” , the fair value of our cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all the other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Off-Balance Sheet Arrangements

We have not engaged in any off-balance sheet arrangements as defined in Item 303(c) of the SEC’s Regulation S-B. We did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special-purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The FASB has issued numerous updates that provide clarification on a number of specific issues as well as requiring additional disclosures. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance may be adopted through either retrospective application to all periods presented in the financial statements (full retrospective approach) or through a cumulative effect adjustment to retained earnings at the effective date (modified retrospective approach). The guidance was revised in July 2015 to be effective for emerging growth companies for annual and interim periods beginning on or after December 15, 2018. The Company is currently evaluating ASU 2014-09 and its impact on its consolidated financial statements.

In October 2016, the FASB issued ASU 2016-17, “Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control”. These amendments change the evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. If a reporting entity satisfies the first characteristic of a primary beneficiary (such that it is the single decision maker of a variable interest entity), the amendments require that reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, to include all of its direct variable interests in a variable interest entity and, on a proportionate basis, its indirect variable interests in a variable interest entity held through related parties, including related parties that are under common control with the reporting entity. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity adopts the pending content that links to this paragraph in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

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In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. These amendments require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The amendments should be applied using a retrospective transition method to each period presented. The Company has evaluated the impact of adopting ASU 2016-18 noting it will only impact the Company to the extent it has restricted cash in the future.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02 Income Statement—Reporting Comprehensive Income (Topic 220)—Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement-Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

Results of Operations for the Years Ended December 31, 2017 and 2016

Revenues and Cost of Revenues

Revenues for the year ended December 31, 2017 were $99,330 and revenues from July 22, 2016 (inception date) to December 31, 2016 were $0, respectively. We earned revenues by providing construction induction training and white card for plumber, stonemason, pipefitter, welder, plasterer, and landscaper positions, and provided consulting services for development of building inspection process. Cost of revenue for providing construction induction training and consulting services for development of building inspection process to customers for the year ended December 31, 2017 was $29,139, and from July 22, 2016 (inception date) to December 31, 2016 was $0, respectively.

Operating Expenses

Operating expenses for the year ended December 31, 2017 was $136,144, and operating expenses from July 22, 2016 (inception date) to December 31, 2016 was $7,562, respectively. Operating expenses for the year ended December 31, 2017 consisted of general and administrative expenses primarily due to the professional fees paid to consultants for legal and accounting services, filing fees for compliance with the regulatory agencies, travel, meals and lodging expense, stock transfer agent fees, and other expenses incurred for being a public reporting company. Operating expenses from the inception date to December 31, 2016 consisted of professional fees related to legal and audit, and incorporation expenses.

Net loss

We reported a net loss of $65,953 for the year ended December 31, 2017, and an operating loss of $7,562 from July 22, 2016 (inception date) to December 31, 2016, respectively. The loss for the year ended December 31, 2017 was primarily due to the professional fees paid to the consultants, fees paid to the stock transfer agent, travel, meals and lodging, and other general and administrative expenses incurred for being a public reporting company as described above. The loss from July 22, 2016 (inception date) to December 31, 2016 was due to the professional fees paid relating to audit and legal, and incorporation expenses of the Company.

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Liquidity and Capital Resources

Cash and cash equivalents were $237 and $0 at December 31, 2017 and 2016, respectively. As shown in the accompanying financial statements, we recorded a net loss of $65,953 for the year ended December 31, 2017. Our working capital at December 31, 2017 was $61,270, and net cash used in operating activities for the year ended December 31, 2017 was $102,855. These factors and our ability to raise additional capital to accomplish our objectives, raises doubt about our ability to continue as a going concern. We expect our expenses will continue to increase during the foreseeable future as a result of increased operations and the development of our current business operations. We anticipate generating only minimal revenues over the next twelve months. Consequently, we are dependent on the proceeds from future debt or equity investments to sustain our operations and implement our business plan. If we are unable to raise sufficient capital, we will be required to delay or forego some portion of our business plan, which would have a material adverse effect on our anticipated results from operations and financial condition. There is no assurance that we will be able to obtain necessary amounts of capital or that our estimates of our capital requirements will prove to be accurate.

We presently do not have any significant credit available, bank financing or other external sources of liquidity. Due to our operating losses, our operations have not been a source of liquidity. We will need to acquire other profitable entities or obtain additional capital in order to expand operations and become profitable. In order to obtain capital, we may need to sell additional shares of our common stock or borrow funds from private lenders. There can be no assurance that we will be successful in obtaining additional funding.

To the extent that we raise additional capital through the sale of equity or convertible debt securities, the issuance of such securities may result in dilution to existing stockholders. If additional funds are raised through the issuance of debt securities, these securities may have rights, preferences and privileges senior to holders of common stock and the terms of such debt could impose restrictions on our operations. Regardless of whether our cash assets prove to be inadequate to meet our operational needs, we may seek to compensate providers of services by issuance of stock in lieu of cash, which may also result in dilution to existing shareholders. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect significant amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing.

No assurance can be given that sources of financing will be available to us and/or that demand for our equity/debt instruments will be sufficient to meet our capital needs, or that financing will be available on terms favorable to us. If funding is insufficient at any time in the future, we may not be able to take advantage of business opportunities or respond to competitive pressures or may be required to reduce the scope of our planned service development and marketing efforts, any of which could have a negative impact on our business and operating results. In addition, insufficient funding may have a material adverse effect on our financial condition, which could require us to:

●	Curtail our operations significantly, or

●	Seek arrangements with strategic partners or other parties that may require us to relinquish significant rights to technology platform and correlated services, or

●	Explore other strategic alternatives including a merger or sale of our Company.

Operating Activities

Net cash flows used in operating activities for the year ended December 31, 2017 was $102,855 which resulted primarily from our net loss of $65,953, amortization of computer software of $1,500, net increase in accounts receivable of $81,000, increase in due from an officer of $10,904, increase in accounts payable of $13,389, increase in accounts payable to a related party of $10,500, and an increase in accrued liabilities of $29,613.

Investing Activities

Net cash flows used in investing activities for the year ended December 31, 2017 was $62,000 primarily due to the cash paid as earnest deposits for acquisitions of $32,000 of All Crescent and Anvia (Australia) Pty Ltd, and cash paid for purchase of computer software and applications of $30,000.

Financing Activities

Net cash flows provided by financing activities for the year ended December 31, 2017 was $165,092 primarily due to $4,120 in cash proceeds received for working capital from the related parties as advances, $420 received for stock subscriptions, and $160,552 in cash proceeds from the sale of our common stock.

As a result of the above activities, we experienced a net increase in cash of $237 for the year ended December 31, 2017. Our ability to continue as a going concern is still dependent on our success in obtaining additional financing from investors or from sale of our common shares.

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DESCRIPTION OF BUSINESS

Background

The Company, formerly known as Dove Street Acquisition Corporation, was incorporated in Delaware on July 22, 2016. The Company filed a registration statement on Form 10 with the Securities and Exchange Commission on August 9, 2016 and became a public reporting company. In January 2017, Dove Street Acquisition Corporation changed its name to Anvia Holdings Corporation. On January 10, 2017, the Company effected a change of control with the resignation of the then officers and directors, redemption of 19,500,000 shares of the 20,000,000 outstanding shares of its common stock, the appointment of new officers and directors and the issuance of 5,000,000 shares of common stock, pro rata, to the new shareholders of the Company.

The Company has an authorized capitalization of 100,000,000 shares of common stock and 20,000,000 shares of preferred stock, of which 1,000 shares have been designated Series A Preferred Stock. The Company has a fiscal year end of December 31. As of the date of this registration statement, there are 19,285,425 shares of common stock of the Company issued and outstanding and 1000 shares of Series A Preferred Stock issued and outstanding.

The Company has only recently commenced operations as a development-stage company, and it has limited operating history and is expected to experience losses in the near term. The Company’s independent auditors have issued a report raising substantial doubt about the Company’s ability to continue as a going concern.

Business Plan

The Company is headquartered in Glendale, California, and was incorporated in Delaware on July 22, 2016. Anvia is a development-stage company formed to provide vocational training and education industry for construction tradesmen in Australia, a region which we believe presents a valuable market opportunity. Through its Anvia Loyalty and Anvia Learning mobile applications, the Company has developed a fully integrated learning and student management system that can digitally track learning time and offer a personalized training experience that is customized for every student. Currently, we believe that the outlook for construction in the Australia exceeds the labor supply pool and that the Australian government will provide financing in this core sector to help meet market demand. This is precisely the market gap that Anvia will address.

The Department of Education of Australia has established a national vocational education and training framework, with associated regulations. The Australia Qualifications Framework (AQF) provides national recognition of vocational education and training qualifications, allowing the award to be used across different Australian states. The AQF requires training organizations to meet certain standards to deliver and assess nationally recognized training, and issue nationally recognized qualifications. The Company has budgeted all cost associated to qualification certification in the segments that it operates it.

Of the hundreds of qualifications available in the Australian framework, the Company will specialize in providing 40 different qualifications that provides certifications I, II, III, IV, Diploma and Advanced Diploma in the construction industry. These include training for roofing, plumbing, home renovation, electrical and carpentry. We expect that specialization in these areas will make Anvia stand out as a market leader in this niche.

We believe that Brisbane, Australia, is a hotbed for vocational training for the construction market. Brisbane is in the capital of Queensland, which is a hot zone that holds 31.9% of establishments in the region. In the near future, it is expected that the government reform learning institute’s boundaries, which will allow establishments to operate on a national scope. Furthermore, the Company expects to have several revenue streams, such as its recruitment, ecommerce and loyalty channels, that will conduct operation on an international scope. The Company expects to also open satellite offices in Sydney, Melbourne, Adelaide and Perth upon completion of the scope and infrastructure in Brisbane. The Company has an administrative office and is in process of establishing classrooms that can hold up to 40 students on site and various workshops. Anvia currently operates 5 days and plans to extend operations to 7 days a week, including evenings, to accommodate students that work during normal business hours. The Company has developed a fully integrated learning and student management system that can digitally track learning time an offer a personalized training experience custom to every student.

Projected Milestones

The Company has a five-year plan that we expect will propel this venture into lasting success. The details and projected milestones are listed below:

●	Secure Location, hire and launch (Immediately) . The first objective of the Company is to acquire its RTO and 20 qualification licenses. At the same time, the Company will secure its location and build out a training facility. We expect that the Company will be operational in 6 months or less from the time it has obtained funding and opens its regional offices in Melbourne and Sydney. We expect that our mobile application will be operational prior to the launch.

●	Local and Digital Marketing (by Year 1) . Upon becoming operational, the Company will initiate its various local and online marketing campaigns. The objective is to build out its onsite student base and wider consumer base using its eLearning and mobile assets described in the business plan.

●	Alumni Outreach (years 2-5). Upon successfully graduate of its first year’s cohorts, the Company will maintain an aggressive outreach to alumni to remain active in the Anvia Network. Alumnus are a valuable segment for the Company as they will need to take annual CPD learning and other services described in the business plan.

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Products/Services

Anvia will offer the following services and products designed for the Vocational Education and Training industry. They are as follows:

Anvia’s Mobile Applications :

The Company has also developed and launched its own proprietary “Anvia Loyalty” and “Anvia Learning” mobile applications, which are currently available on the Google Play and IOS store. We expect our applications to be an invaluable asset that will complement the onsite learning experience. We expect that our applications will contain 6 features:

●	Blended Learning : Using the Company’s Learning Management System (LMS), students will be able to take advantage of a learning system that identifies their weak points and adapts to their needs. The Company’s LMS will offer learning through video, reading and live classes. Students will be able to track their progress and utilize the applications eLearning program to learn on the go.

●	Work tools : This will be an online platform for construction tradesmen to create custom invoicing, bidding and proposal letters to client prospects. Work tools will be a value resource for small operations to learn how to submit Requests for Procurement (RFPs) to cities and business as well as offer general legal and technical contracts for their trade.

●	Resource center and digital library : Anvia has integrated its applications with Overdrive Inc., a United States based company (“Overdrive”), the largest digital library and eBooks platform in the world, to connect to existing national public or private libraries to offer a knowledge base of practical tips and self-help guides in their market. Students will also have access to a digital library of any literature of their choosing.

●	Peer-to-Peer Networking : Anvia will promote peer-to-peer networking for tradesmen to collaborate and assist each other in their career challenges. Inside the app, tradesmen will be able to ask each other questions and provide peer-based solutions.

●	Shopping : The Loyalty shopping portable will be accessible to via the Company’s mobile application. The portal will track expenditures and offer cash back on all purchases. The Company has recently entered into agreements with several suppliers, such as Stanley Footwear Consortium Sdn Bhd, YKGI Bhd and Asteel Sdn Bhd (“Asteel”), pursuant to which we will distribute these companies’ products through our platforms.

Qualification Training:

The Company will offer certifications in the areas that it operates in. Consumers will pay a lump sum fee. Anvia will train local students but also offer e-learning courses that students can access internationally. In the future, the Company intends to acquire and establish branches in new territories.

Licensing:

Tradesmen are required to obtain White Cards and Proof of Competency Cards on an annual basis to be licensed. The Company will offer the training and testing services for these areas. The Company will provide certificates in more than 40 different qualifications. Details on some of Company’s licensing offerings are listed below.

●	Certificate I . Certificate I is the lowest tertiary education qualifications available under the Australian Qualifications Framework (AQF). It equips individuals with basic functional knowledge and skills for initial work, further learning and community involvement. Graduates at this level can undertake routine tasks and identify simple problems. Certificate I courses are also offered to secondary school students. This segment’s contribution to industry revenue has remained stable over the past five years.

●	Certificate II . Certificate II is the second-lowest complexity of tertiary education qualifications under the AQF. It prepares individuals for work in a defined area, and for further learning. Graduates at this level will have basic technical and procedural skills to undertake defined tasks and provide solutions to simple problems. Some Certificate II courses are offered at selected secondary schools, but this revenue is not included in the industry. Over the past five years, this segment’s contribution to industry revenue has declined due to greater demand for higher qualifications, as businesses have increasingly required skilled workers.

●	Certificate III . Certificate III courses account for the largest share of industry revenue, as they are the most popular qualification attained in the Technical and Vocational Education and Training industry. Certificate III courses equip graduates with practical and theoretical knowledge for work and further learning. Certificate III graduates may be able to work autonomously and take on limited responsibility. This segment’s share of industry revenue has increased over the past five years, reflecting the growing trend of workers upskilling.

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Continuous Professional Development (CPD):

To stay complaint, tradesmen are required to take annual 12 hours of CPD training. The Company offers CPD instructions that will be another source of residual income.

Loyalty Program:

Many tradesmen in the construction industry become small business contractors that bill for time and materials. These contractors procure materials at their local hardware store. Anvia will develop an e-commerce shopping portal for competitively priced materials based on volume purchase commitments. Contractors can purchase their materials within the Anvia shopping portal and received up to 10% cash back. This will be a source of income for contractors that they would otherwise not be privy too. Anvia will also receive a commission for all purchases made on the shopping portal. The Company has recently entered into agreements with several suppliers, such as Stanley Footwear Consortium Sdn Bhd, YKGI Bhd and Asteel, pursuant to which we will distribute these companies’ products through our platforms.

Future Business Applications

Anvia envisions developing an integrated ecosystem for tradesmen in the construction industry. While the business plan does not call for these channels, in the future Anvia will explore diverse business applications:

●	On Demand Services: The Company will develop a vast network of students, recent graduates and alumni. In the future, it will be poised to offer an on-demand service for home improvement and general home advisory help. They are several successful existing services like this in the marketplace. The Company may explore a licensing or other partnership opportunity

●	Domestic Acquisitions: They are currently no large players in the vocational training industry. As Anvia develops its brand in its regional market, the Company will grow its presence geographically via acquisitions.

●	International certifications: Many developing economies in the ASEAN and other nearby countries use Australia’s certification framework system. Australia also has a tremendous work visa program.

Strategic Partners and Suppliers

On May 7, 2017, the Company entered an agreement with Egnitus Holding Pty Ltd (“Egnitus”) to design and develop its web-based technology and Android and IOS applications.

On May 18, 2017, the Company launched “Anvia Loyalty” mobile application. The application is available for download from the Google Play and IOS stores.

On May 22, 2017, the Company was appointed by Stanley Footwear Consortium Sdn Bhd (“Stanley”) to distribute safety boots, footwear and protective tools used by tradesmen in construction environment. The Company plans to offer these products through its platforms.

On May 23, 2017, the Company entered in an agreement with Eurojet Australia Pty Ltd (“Eurojet”) to provide placement services, training and white card services.

On May 30, 2017, the Company was appointed by YKGI Bhd (“YKGI”) to distribute its steel roofing products. The Company plans to offer these products through its platforms.

On June 5, 2017, Anvia was appointed by Asteel to distribute its steel roofing products and building materials. The Company plans to offer these products through its platforms.

On June 13, 2017 Anvia completed Learning Management System and launched its Android version of “Anvia Learning” now available for download from Google Play store.

On June 15, 2017 Anvia signed up an affiliate program from Fiverr International Ltd (“Fiverr”) to promote Fiverr services to its members including recruiters’ platform, ecommerce and other platform launched.

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Marketing

The Company recognizes that maintaining a sterling, well-regarded brand is essential to propagating a strong standing in the vocational learning industry. Moving forward, Anvia will strive to meet the following objectives:

Objectives

●	To be a trusted institute in the vocational learning industry
●	To command a recognized brand for those that aspire to be tradesmen in the construction industry
●	To build brand loyalty amongst graduates who will return for CPD training and other Anvia resources
●	To offer a progressive e-learning platform that all construction tradesmen will depend on
●	To offer a wealth of resources in the niche that it operates in
●	To operate the most seamless and technological advanced learning platform in the industry

Marketing will be mainly implemented through building partnerships, social media, direct sales, online marketing and word of mouth.

Networking

●	Networking with compatible companies to build referral relationships
●	Attending relevant tradeshows.
●	Seeking out referrals from current customer base

Direct Sales

●	Utilize a permanent sales people to call on potential prospects
●	Offer direct mail postcards
●	Sponsor compatible tradesman organizations, resources and programs
●	Develop newsworthy content for PR campaigns

Social Media and Online Marketing

●	Maintain a presence on strong presence social networking sites such as LinkedIn and Facebook.
●	Develop a strong, reputable website that is optimized for Google Search
●	Initiate online marketing campaigns for on mobile
●	Offer viral mobile referral programs to get tradesmen to download the Anvia application

The Market: Vocational Training and Education in Australia

Construction is the third largest employing industry in Australia, employing 1,055,200 workers, or 9.1 per cent of total employment, as of February 2015. Over the past decade, Construction has experienced strong employment growth, with employment in the industry increasing by 221,400 (or 26.6 per cent) over the 10 years to February 2015, making it the third largest growth industry in Australia over this period. This represents a growth rate of 2.4 per cent per annum, compared with 1.8 per cent per annum recorded across all industries. This strong growth has been driven by the housing and commercial needs of an expanding population, as well as ongoing investment in public and private infrastructure.

Construction industry employment is projected to grow by 137,900 (or 13.0 per cent) over the five years to November 2019, well above the growth rate of 10% projected for employment as a whole. Looking ahead, employment growth in the industry is expected to be supported by historically low interest rates, the recent strength in building approvals, and the housing needs of Australia’s steadily growing population. Employment growth over the five years to November 2019 is projected to be largest in the Building Installation Services sector (up by 50,400 or 20.7 per cent), followed by Building Completion Services (24,800 or 13.0 per cent), Other Construction Services (15,800 or 13.9 per cent) and Building Structure Services (12,600 or 16.3 per cent). Only the Heavy and Civil Engineering Construction sector is projected to record a decline over the five years to November 2019 (down by 6,500 or 8.3 per cent), with conditions in this sector expected to be constrained by weakening conditions in Mining.

The number of students accessing financing from the Australian government rose from about from 55,000 in 2012 to more than 272,000 in 2015. Vocational loans increased from $26.0 million in 2012 to more than $2.9 billion in 2015. According to the licensedtrades.com.au there are over 1.4M trade professionals across 47 licensing bodies in Australia. As part of the National Partnership Agreement on Skills Reform, the Australian Federal Government has allocated its states and territories $1.8 billion over the five years through 2016-17, on top of $7.0 billion in base funding. This funding was offered on the condition that these governments meet several targets, such as reducing upfront costs for students and increasing private investment through loans for diplomas. The number of students accessing VET FEE-HELP rose from about from 55,000 in 2012 to more than 272,000 in 2015. VET FEE-HELP loans increased from $26.0 million in 2012 to more than $2.9 billion in 2015.

The Australian Vocational and training revenue is expected to grow by an annualized 1.3% over the five years through 2016-17, to $8.8 billion. The industry is forecast to grow at an annualized 0.5% over the next five years, to reach $9.1 billion.

The industry has moderate barriers to entry and this has remained steady over the past five years, despite fluctuations. In 2012, government policy made the industry more market-based. However, recent Australian Federal Government initiatives have limited the amount of funding available to industry players and placed strict requirements on new entrants. Although industry concentration is low, operators still need to establish a strong reputation to attract students. Developing a good reputation can take time, and this can deter new entrants. Capital intensity in the industry is low, but significant investment is required initially to secure land, buildings and classroom equipment.

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The Company’s target market will be construction tradesmen and future construction tradesmen that need qualifications for roofing, plumbing, home renovation, electrical and carpentry. The share of Construction industry workers who have a level of educational attainment above Year 12 or equivalent is the same as the share recorded across all industries (59.7 per cent). The critical role of trade skills in the Construction industry, however, is reflected in the 45.3 per cent share of Construction industry workers who have completed a Certificate III/IV qualification, which is significantly higher than the corresponding share across all industries (20.6 per cent). By contrast, the Construction industry’s share of workers who have attained a Bachelor’s Degree or higher (7.8 per cent) is significantly lower than the corresponding share across all industries (28.5 per cent).

Competition

The Vocational Education and Training industry has a low level of market share concentration with no player owning more than 5% market share. The biggest players in the industry are public education programs and private operators, such as the Australian Careers Network Ltd and Navitas Limited. Despite a limited competitive landscape, the Company expects to command advantages over existing operators as Anvia will specialize in an underserved market niche and expects to offer a superior technological learning platform.

In Australia, technical and further education or “TAFE” system is largely state-based, which means that each state has developed individual vocational education and training systems. The Australian Federal Government is encouraging reform to develop a competitive and responsive national system. While the states coordinate their own TAFE systems and are a dominant influence in the industry, they are not major players. The following section outlines the two largest TAFE systems and the institutions.

Australian Governmental TAFE programs

In Australia, technical and further education or TAFE system is largely state-based, which means that each state has developed individual vocational education and training systems. The Federal Government is encouraging reform to develop a competitive and responsive national system. While the states coordinate their own TAFE systems and are a dominant influence in the industry, they are not major players.

In New South Wales, TAFE institutes are under the control of TAFE NSW. TAFE NSW incorporates 10 institutes, which are classified in this report as 10 separate enterprises, which operate 130 campuses throughout the state. The three biggest institutes are the Western Sydney Institute, Sydney Institute and South-Western Sydney Institute. TAFE NSW enrolls more than 550,000 students. TAFE NSW increased its tuition fees by an average of 9.5% in 2013 and by a further 5.7% in 2014, in response to funding cuts from the NSW Government. Combined, TAFE NSW generated $1.9 billion in revenue in 2014-15, with 71.0%

The Victorian style of management is more decentralized than its counterparts in other states, with no umbrella organization. The state’s VET sector consists of 18 public TAFE institutions and more than 1,300 private providers. In Victoria, four universities also offer TAFE-level courses: RMIT University, Victoria University of Technology and Swinburne University in Melbourne, and Federation University in Ballarat, VIC.

Navitas Limited

Navitas is an ASX-listed company with numerous subsidiaries operating across the Education and Training division. The company operates three divisions: the professional and English programs division, university programs division and SAE. The company has expanded rapidly overseas over the past five years, providing courses in the United Kingdom, Canada, the United States, Asia, the Middle East and Europe. In 2014-15, the company generated 64.0% of its revenue in Australia in 2014-15, these divisions generated revenue of $185.5 million and $224.0 million, respectively.

Australian Careers Network Ltd

Australian Careers Network Ltd (ACN) is a publicly listed company that entered the Technical and Vocational Education and Training industry by acquiring Phoenix Institute of Australia Pty Ltd in January 2015. ACN has grown rapidly since listing on the ASX through acquisitions, access to the VET FEE-HELP funding model and expanding its student base. The company generated revenue of $85.2 million in 2014-15, up 377.5% on the previous year. During the same year, it posted a profit margin of 29.7%. As at June 2015, the company had 10 RTOs in more than 40 locations across Victoria, Queensland and New South Wales.

Proposed Acquisitions

On March 22, 2017, Anvia and All Crescent Sdn Bhd (“All Crescent”) entered into a non-binding preliminary agreement (the “All Crescent Acquisition”). Under the terms of the proposed All Crescent Acquisition, the Company shall pay $200,000 in exchange for a 51% equity stake in All Crescent. At the time of closing of the All Crescent Acquisition, among other things, All Crescent shall (a) own 100% of the issued and outstanding capital stock of Sage Interactive Sdn Bhd and 100% of the issued and outstanding capital stock of Sage Interactive MSC Sdn Bhd (collectively “Sage Interactive”); and (b) own 5% of the issued and outstanding capital stock of Celex Media Sdn Bhd (“Celex”). Sage Interactive are Malaysian companies that own the “Learning Management System and Applications” technology and specialize in developing and providing learning management technologies, learning solutions and eContent. Celex is a Malaysian company that operates as digital content aggregator, e-learning platform provider and distributor of e-books, e-magazines and e-textbooks. Upon consummation of the proposed All Crescent Acquisition, All Crescent shall become a majority-owned subsidiary of the Company.

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To date, the parties to the All Crescent Acquisition have completed due diligence and negotiating the terms of purchase. There is no guarantee that the parties will be able to agree on terms, that the results of due diligence will be favorable, that the pre-conditions of the All Crescent Acquisition are satisfied or that the All Crescent Acquisition will ever be consummated. To date, the Company has paid a deposit of $20,000 in connection with the All Crescent Acquisition, which was paid from proceeds received from sales of the Company’s common stock. The Company plans to finance this acquisition through revenues generated from operations and sales of its capital stock; provided, the Company’s Chief Executive Officer has expressed a willingness and plan to provide financing in the event that the Company is unable to generate enough revenue to independently finance this acquisition. Notwithstanding the foregoing, there is no guarantee that the Company will be able to generate enough funds to finance the acquisition.

On January 17, 2018, the Company’s affiliate Kasa Corporation (Australia) Pty Ltd changed its name to Anvia (Australia) Pty Ltd. On or about January 17, 2018, the Company acquired Anvia (Australia) Pty Ltd for all of its issued and outstanding shares on the date of its acquisition. The Company acquired Anvia (Australia) Pty Ltd from Nikolin Kasa, who is a brother of Ali Kasa, President and Chief Executive Officer of Anvia Holdings Corporation. The acquisition was made in consideration of the Company issuing 5,000 shares of common stock valued at its fair market value of $0.60 per share. Upon completion of the acquisition, Anvia (Australia) Pty Ltd became a wholly-owned subsidiary of the Company. Anvia (Australia) Pty Ltd, and shall operate Anvia market and Anvia recruiters’ sites and business units in Australia and global markets.

Employees

The Company has one executive officer and 1 employee.

Subsidiaries

As of June 30, 2018 the Company had one wholly-owned subsidiary, Anvia (Australia) Pty Ltd.

Legal Proceedings

There is no pending, threatened or actual legal proceeding in which the Company is a party.

Emerging Growth Company

Anvia Holdings Corporation qualifies as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act which became law in April 2012. The definition of an “emerging growth company” is a company with an initial public offering of common equity securities which occurred after December 8, 2011 and has less than $1 billion of total annual gross revenues during last completed fiscal year. The disclosure regarding the company and The Jumpstart Our Business Startups Act is incorporated herein by reference from the Form 10-12G filed on August 9, 2016.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officer is as follows:

The following table sets forth the names and ages of the current directors and executive officers of the Company, the principal offices and positions with the Company held by each person and the date such person became a director or executive officer of the Company. The executive officers of the Company are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships among any of the officers and directors.

Name	Age	Position
Ali Kasa	41	President, Secretary, Chief Financial Officer, Director
Dhurata Toli	42	Principal Accounting Officer and Secretary

The Company is authorized to have at least one director but no more than five. Each of the Company’s director’s serves for a term of one year or until a successor is elected and qualified.

Ali Kasa

Ali Kasa serves as President, Secretary, Chief Financial Officer and sole director of the Company. Prior to assuming control over Anvia, Mr. Kasa was the CEO of Egnitus Holdings Pty Ltd providing business growth solutions to businesses with offices in Australia, Malaysia, Saudi Arabia, the UK and Albania. Mr. Kasa has years of practical experience in starting, managing and exiting businesses and has sold over 26 new ventures. Mr. Kasa served as a consultant to several large international corporations in the areas of workforce planning, business modeling and strategic planning. In 2001, Mr. Kasa received an honorary LLB from International Islamic University Malaya and in 2004, Mr. Kasa received a Master in Comparative Laws from International Islamic University Malaya. In 2013, Mr. Kasa received his MBA degree from Asiac University.

DhurataToli

Ms. Toli has extensive experience in both government and private sector for over 17 years in financial analyses, accounting, financial controls, reporting and taxation, financial and market risk profiling. Ms. Toli started her career with NOA as SME Team Leader and SME Senior Risk Analyst after which she joint BKT Bank as Branch Manager. She worked with the Municipality of Tirana as Director of Operations for 4 years and also with Abkons Company for project of Trans Adriatic Pipeline as Financial Consultant.

As Financial Controller and Secretary of Anvia, Ms. Toli oversees all aspects of the Company’s accounting functions including planning, executing, controlling and reporting all financial matters. Ms. Toli earned her Master’s of Science degree in banking from University of New York Tirana in collaboration with the Institute Universitaire Kurt Bosch in Switzerland, and Master’s degree in Finance and Accounting from Tirana University.

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Term of Office

All officers and directors listed above will remain in office until the next annual meeting of our stockholders, and until their successors have been duly elected and qualified or until removed from office in accordance with our bylaws. There are no agreements with respect to the election of Directors. We have not compensated our Directors for service on our Board of Directors, any committee thereof, or reimbursed for expenses incurred for attendance at meetings of our Board of Directors and/or any committee of our Board of Directors. Officers are appointed annually by our Board of Directors and each Executive Officer serves at the discretion of our Board of Directors. We do not have any standing committees. Our Board of Directors may in the future determine to pay Directors’ fees and reimburse Directors for expenses related to their activities.

None of our Officers and/or Directors have filed any bankruptcy petition, been convicted of or been the subject of any criminal proceedings or the subject of any order, judgment or decree involving the violation of any state or federal securities laws within the past five (5) years.

Director Independence

Pursuant to Rule 4200 of The NASDAQ Stock Market one of the definitions of an independent director is a person other than an executive officer or employee of a company. Based on this definition, the Company has two independent directors. The Company’s board of directors has reviewed the materiality of any relationship that each of the directors has with the Company, either directly or indirectly.

Committees and Terms

The Board of Directors (the “Board”) has not established any committees. The Company will notify its shareholders for an annual shareholder meeting and that they may present proposals for inclusion in the Company’s proxy statement to be mailed in connection with any such annual meeting; such proposals must be received by the Company at least 90 days prior to the meeting. No other specific policy has been adopted in regard to the inclusion of shareholder nominations to the Board of Directors.

Code of Ethics

To date, we have not adopted a Code of Ethics applicable to our principal executive officer and principal financial officer because the Company has no meaningful operations. The Company does not believe that a formal written code of ethics is necessary at this time. We expect that the Company will adopt a code of ethics if and when the Company successfully completes a business combination that results in the acquisition of an on-going business and thereby commences operations.

Executive Compensation

The Company has not paid any executive compensation.

The Company has not entered into any employment agreements with any of its officers. It intends to pay annual salaries to such officers and will pay an annual stipend to its directors when the Board determines, in its sole discretion, that cash flow is sufficient to make such payments in light of other cash needs of the Company.

Although not presently offered, the Company anticipates that its officers and directors will be provided with a group health, vision and dental insurance program. In addition, the Company plans to offer 401(k) matching funds as a retirement benefit, paid vacation days and paid holidays.

Employment Agreements

The Company has not entered into any employment agreements with any officers or key personnel. The Company has no oral agreements or understandings with any officer or employee regarding base salary or other compensation.

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Security Ownership of Certain Beneficial Owners and Management and related Stockholder Matters

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s Common Stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the common stock after giving effect to any exercise of warrants or options held by that person.

Name and Position	Shares Owned	Percent of Class (1)	Voting Percentage (8)
Ali Kasa, (2)(3) President, Secretary, Chief Financial Officer, Director	9,129,840	47.341%	76.38%

Waleed Badurik, (3)	500,000	2.593%	%

Ali Mohammed Al Qahtani (4) 5% Shareholder	1,066,667	5.531%	2.94%

Luftar Kasa (5) 5% Shareholder	1,000,000	5.185%	2.49%

Yasser Elsayed Aly Ahmed Elezaby (6) 5% Shareholder	5,000,000	25.926%	12.69%

DhurataToli(7)
Principal Accounting Officer and Secretary	50,000	0,529%

All Officers and directors as a Group(2)	9,179,840	47.6%	76.64%

(1)	Based on 19,285,425 shares of Common Stock outstanding.

(2)	Consists of 5,000,000 shares issued on change of control and 4,129,840 shares transfer from another director.

(3)	The address of Ali Kasa is located at 366 Nursery Road, Holland Park, a 121 QLD, Australia

(4)	The address of Ali Mohammed Al Qahtani is 5, Al-Jazirah Section, Riyadh, Saudi Arabia.

(5)	The address of Luftar Kasa is RR. Haxhi Isuf Banka, Salite E Vogel, Tirana, Albania.

(6)	The address of Yasser Elsayed Aly Ahmed Elezaby is 162 Century Dr, Syracuse NY 13209.

(7)	The address of DhurataToli is Rruga “Myslim Shyri” P.8, Shk.9, Ap.9, Tirana, Albania

(8)	Based on aggregate voting shares, including Common Stock shares and Series A Preferred Stock shares that is presently issued and outstanding.

The following table sets forth information as of the date of this prospectus regarding the beneficial ownership of the Company’s Series A Preferred Stock by each of its executive officers and directors, individually and as a group and by each person who beneficially owns in excess of five percent of the class of stock after giving effect to any exercise of warrants or options held by that person.

Name and Position	Shares Owned	Percent of Class (1)	Voting Percentage (3)
Ali Kasa, (2) President, Chief Financial Officer, Director	600	60%	76.4%

All Officers and directors as a Group (1 persons)	400	40%	23.0%

(1)	Based on 1,000 shares of Series A Preferred Stock outstanding, which, voting together as a class, have the right to vote 51% of the Company’s voting shares on any and all shareholder matters (the “Majority Voting Rights”). Additionally, the Company shall not, without the consent of the sixty-percent (60%) of the holders of the Series A Preferred Stock, voting as a separate class, alter or change the provisions of the Certificate of Incorporation so as to adversely affect the voting powers, preferences or special rights of the Series A Preferred Stock. However, the Company may, by any means authorized by law and without any vote of the holders of shares of Series A Preferred Stock, make technical, corrective, administrative or similar changes to such Certificate of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series A Preferred Stock. Other than the Majority Voting Rights, the Series A Preferred Stock does not have any other dividend, liquidation, conversion, or redemption rights, whatsoever

(2)	The address of Ali Kasa is located at 366 Nursery Road, Holland Park, a 121 QLD, Australia

(3)	Based on aggregate voting shares, including Common Stock shares and Series A Preferred Stock shares, presently issued and outstanding.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On January 11, 2017, the Company issued 5,000,000 shares of its common stock to Ali Kasa, an officer and director of the Company for services rendered to the Company, valued at $500, or $.0001 per share.

In February 2017, the Company issued to Ali Kasa, an officer and director of the Company an aggregate of 600 Series A Preferred Stock shares for total proceeds of $0.06.

In February 2017, the Company issued to Waleed Badurik, a former officer and director of the Company, an aggregate of 400 Series A Preferred Stock shares for total proceeds of $0.04.

In March 2017, the Company issued to Luftar Kasa, a member of Mr. Ali Kasa’s family, 1,000,000 shares of its common stock for total proceeds of $1,000.

In March 2017, the Company issued to Waleed Badurik, a former officer and director of the Company, an aggregate of 5,000,000 shares of its common stock in exchange for services rendered to the Company, valued at $500, or $.0001 per share.

On May 7, 2017, the Company entered an agreement with Egnitus Holding Pty Ltd (“Egnitus”) to design and develop its web-based technology and Android and IOS applications. Mr. Ali Kasa, a director and officer of the Company, is also employed by Egnitus.

In December 6, 2017, shareholder Waleed Badurik, an ex-officer and director of the Company, sold 4,500,000 shares of its common stock to Ali Kasa, an officer and director of the company.

In May, 2018, the Company issued 5,000 shares of its common stock to Mr. Nikolin Kasa, brother of Mr. Ali Kasa, CEO of the Company, for $6,000 (or valued at $1.2 per share) of consulting and business advisory services that will be performed within the following year.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires officers, directors and persons who own more than 10% of a registered class of our equity securities of a company that has a class of common stock registered under the Exchange Act to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish us with copies of all forms filed pursuant to Section 16(a).

Based solely on a review of the copies of such reports furnished to us, we believe that our officers and directors and our principal stockholder who are required to file reports pursuant to Section 16(a) of the Exchange Act complied with all of the Section 16(a) filing requirements applicable to them with respect to the last fiscal year, except that our officers and directors and shareholder failed to file a Form 3 after we registered our common stock under Section 12(g) of the Securities Exchange timely. All of the Form 3’s have now been filed and the Company has taken action to insure that all future Section 16(a) reports are timely filed.

SELLING STOCKHOLDER

We are registering for resale shares of our common stock that are issued and outstanding held by the selling stockholder identified below. We are registering the shares to permit the selling stockholder to resell the shares when and as it deems appropriate in the manner described in the “Plan of Distribution.” As of the date of this Prospectus there are 19,285,425 shares of common stock issued and outstanding.

The following table sets forth:

●	the name of the selling stockholder,
●	the number of shares of our common stock that the selling stockholder beneficially owned prior to the offering for resale of the shares under this Prospectus,
●	the maximum number of shares of our common stock that may be offered for resale for the account of the selling stockholder under this Prospectus, and
●	the number and percentage of shares of our common stock to be beneficially owned by the selling stockholder after the offering of the shares (assuming all of the offered shares are sold by the selling stockholder).

The selling stockholder has never served as our officer or director or any of its predecessors or affiliates within the last three years, nor has the selling stockholder had a material relationship with us. The selling stockholder is neither a broker-dealer nor an affiliate of a broker-dealer. The selling stockholder did not have any agreement or understanding, directly or indirectly, to distribute any of the shares being registered at the time of purchase.

The selling stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the selling stockholder will sell all of the shares offered for sale. The selling stockholder is under no obligation, however, to sell any shares pursuant to this Prospectus.

Name	Shares of Common Stock Beneficially Owned prior to Offering (1)	Maximum Number of Shares of Common Stock to be Offered	Number of Shares of Common Stock Beneficially Owned after Offering	Percent Ownership after Offering
GHS Capital Funding, LLC (2)	0		0	0%

(1)	Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name.
(2)	Includes 3,000,000 shares issuable to GHS pursuant to the GHS Investments, LLC. Matthew L. Schissler has voting control over GHS Investments, LLC.

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PLAN OF DISTRIBUTION

On June 5, 2018, we entered into an investment agreement with GHS Investments, LLC, a Nevada limited liability company (“GHS”). Pursuant to the terms of the GHS Equity Financing Agreement, GHS committed to purchase up to $10,000,000 of our common stock over a period of up to twenty-four (24) months. From time to time during the twenty-four (24) months period commencing from the effectiveness of the registration statement, we may deliver a drawdown notice (“Drawdown Notice”) to GHS which states the dollar amount that we intend to sell to GHS on a date specified in the drawdown notice (“Drawdown Amount”). The maximum amount that the Company shall be entitled to drawdown to GHS shall be two hundred percent (200%) of average daily trading volume (U.S. market only) of the Common Stock during the ten (10) days preceding the Drawdown Notice, so long as such amount does render the Investor a holder of more than 9.99% of the outstanding Shares of the Company. The purchase price per share to be paid by GHS shall be calculated as a twenty percent (20%) discount to the lowest traded price of the Company Common Stock during the ten (10) consecutive trading days prior to the date the Drawdown Notice was submitted. We initially reserved 3,000,000 shares of our common stock for issuance under the GHS Equity Financing Agreement. The GHS Equity Financing Agreement is not transferable and any benefits attached thereto may not be assigned.

In connection with the GHS Equity Financing Agreement, we also entered into a registration rights agreement with GHS, pursuant to which we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”) covering shares of our common stock underlying the GHS Equity Financing Agreement within 30 days after the date of the GHS Equity Financing Agreement. In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within 90 days after filing and maintain the effectiveness of such registration statement until termination of the GHS Equity Financing Agreement. The 3,000,000 shares to be registered herein represent approximately 13.5% of the shares then issued and outstanding, assuming that the selling stockholder will sell all of the shares offered for sale. The 3,000,000 shares to be registered herein represent approximately 32% of the shares issued and outstanding held by non-affiliates of the Company.

At an assumed purchase price of $1.20 (equal to 80% of the price of our common stock of $1,50 on August 6, 2018), we will be able to receive up to $3,600,000 in gross proceeds, assuming the sale of the entire 3,000,000 shares being registered hereunder pursuant to the GHS Equity Financing Agreement. Accordingly, we would be required to register 5,333,333 additional shares to obtain the balance of $6,400,000 under the GHS Equity Financing Agreement at an assumed purchase price of $1.20 per share. We are currently authorized to issue 100,000,000 shares of our common stock. We may be required to increase our authorized shares in order to receive the entire purchase price in the even our share price decreases. GHS has agreed to refrain from holding an amount of shares which would result in GHS owning more than 9.99% of the then-outstanding shares of our common stock at any one time.

The selling stockholder may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
●	broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
●	through the writing of options on the shares;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

The selling stockholder may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholder cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholder. The selling stockholder and any brokers, dealers or agents, upon affecting the sale of any of the shares offered in this prospectus, are “underwriters” as that term is defined under the Securities Act, or the Exchange Act, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

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Pursuant to the GHS Equity Purchase Agreement, the Company may enter into an agreement with a registered broker-dealer to act as a placement agent. The Company has no intention to engage a placement agent in connection with this registration statement, and has not had any discussions with any broker-dealers. Additionally, GHS does not have the right to require the Company to engage a placement agent, or pick the broker-dealer to act as placement agent. Furthermore, the engagement of a placement agent does not impact GHS’s obligation to provide the Company cash funds in connection with the delivery of a put notice.

Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act. Notwithstanding the foregoing, if the Company decides to engage a placement agent in connection with this registration statement, then the Company shall be obligated to pay the fees connected to the placement agent. This may result in the Company receiving less than the expected total proceeds.

GHS intends to sell/distribute the shares of common stock that they acquire from the Company in the open market.

The selling stockholder shall acquire the securities offered hereby in the ordinary course of business and has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

If the selling stockholder uses this Prospectus for any sale of the shares of common stock, it will be subject to the prospectus delivery requirements of the Securities Act.

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of our common stock and activities of the selling stockholder.

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, GHS is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a “distribution” as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a “distribution participant” as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed GHS that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised GHS of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

Pursuant to the GHS Equity Purchase Agreement, GHS shall not sell stock short, either directly or indirectly through its affiliates, principals or advisors, our common stock during the term of the agreement.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Authorized Capital Stock

Pursuant to the Company’s certificate of incorporation and amendments thereto, the Company is authorized to issue 100,000,000 shares of common stock, par value $0.0001, of which 19,285,425 shares are outstanding as of the date of the registration statement, of which this prospectus is a part. The Company is also authorized to issue 20,000,000 shares of preferred stock, par value $0.0001, of which 1000 shares have been designated as Series A Preferred Stock. As of the date of the registration statement, 1000 shares of Series A Preferred Stock are issued and outstanding.

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Common Stock

Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. In addition to any vote required by law, the consent of at least a majority of the holders of the then-outstanding shares of common stock is required to (i) redeem, purchase or otherwise acquire any share of common stock, (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of common stock; or (iii) amend the Certificate of Incorporation of the Company if such amendment would change any of the rights, preferences or privileges of the common stock.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the board of directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up, subject to the rights of the shares of preferred stock, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities.

Holders of common stock have no preemptive rights to purchase the Company’s common stock. There are no conversion or redemption rights or sinking fund provisions with respect to the common stock. The Company may issue additional shares of common stock which could dilute its current shareholder’s share value.

In the case of dissolution of the Company, the shares of common stock are subordinate to the payment of the Company’s outstanding debts, including repayment of its current promissory notes.

Preferred Stock

The Company has 20,000,000 authorized shares of preferred stock, of which 1000 shares have been designated as Series A Preferred Stock. As of date hereof, 1,000 shares of Series A Preferred Stock are issued and outstanding. The board of directors has the authority to affect a series of preferred stock and designate the rights and preferences thereto.

The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock. At present, the Company has no plans to neither issue any preferred stock nor adopt any series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock.

Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or otherwise. Other than the shares of Series A Preferred Stock already issued, the Company has no present plans to issue any preferred stock.

Series A Preferred Stock

The Series A Preferred Stock provides the holders thereof the right, voting separately as a class, to vote in aggregate 51% of our outstanding voting shares on any and all shareholder matters (the “Majority Voting Rights”).

Additionally, the Company shall not, without the consent of the sixty-percent (60%) of the holders of the Series A Preferred Stock, voting as a separate class, alter or change the provisions of the Certificate of Incorporation so as to adversely affect the voting powers, preferences or special rights of the Series A Preferred Stock. However, the Company may, by any means authorized by law and without any vote of the holders of shares of Series A Preferred Stock, make technical, corrective, administrative or similar changes to such Certificate of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series A Preferred Stock.

Other than the Majority Voting Rights, our Series A Preferred Stock does not have any other dividend, liquidation, conversion, or redemption rights, whatsoever; provided, however, the Series A Preferred Stock and the rights associated therewith, could act to prevent or delay a change in control.

Of the 1,000 shares of Series A Preferred Stock issued and outstanding, 600 of such shares are held by Mr. Ali Kasa, the Company’s CEO and sole director.

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LEGAL MATTERS

The validity of the issuance of the common stock hereby will be passed upon for us by The Law Offices of Barnett & Linn, Calabasas, California. William B. Barnett, a member of the firm of Barnett & Linn, is the owner of 110,000 shares of the Company’s common stock, which represents less than 1% of the Company’s issued and outstanding common stock.

EXPERTS

The financial statements of our company included in this prospectus and in the registration statement have been audited by KCCW Accountancy Corp., to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance on such report, given the authority of said firm as an expert in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

INCORPORATION BY REFERENCE

We incorporate by reference in this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act (excluding any information furnished and not filed with the SEC) after the date on which the registration statement that includes this prospectus was initially filed with the SEC (including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement) and until all offerings under this prospectus are terminated.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost by writing, telephoning or e-mailing us at the following address, telephone number or e-mail address:

Anvia Holdings Corporation.

1125 E Broadway #770, Glendale, CA 91205

(323)-713-3244

Support @anviaholdings.com

Copies of these filings are also available through the “Investor” section of our website at www.anviaholdings.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the Securities and Exchange Commission a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedule that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E. Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from the Securities and Exchange Commission upon payment of the prescribed fee. Information regarding the operation of the Public Reference Room may be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

We file periodic reports under the Exchange Act, including annual, quarterly and special reports, and other information with the Securities and Exchange Commission. These periodic reports and other information are available for inspection and copying at the regional offices, public reference facilities and website of the Securities and Exchange Commission referred to above.

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Anvia Holdings Corporation (formerly Dove Street Acquisition Corporation)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Anvia Holdings Corporation (the “Company”) as of December 31, 2017 and 2016, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2017 and for the period from July 22, 2016 (Inception) to December 31, 2016, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the year ended December 31, 2017 and for the period from July 22, 2016 (Inception) to December 31, 2016, in conformity with accounting principles generally accepted in the United States of America.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 of the financial statements, the Company has generated minimal revenues and has sustained operating losses since July 22, 2016 (Inception Date) to date and working capital deficits. The Company’s viability is dependent upon continued financial support from its shareholders, its ability to obtain necessary financing to continue operations, and the attainment of profitable operations. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ KCCW Accountancy Corp.

We have served as the Company’s auditor since 2016.

Los Angeles, California

April 17, 2018

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ANVIA HOLDINGS CORPORATION

BALANCE SHEETS

	December 31, 2017	December 31, 2016
ASSETS

Current Assets
Cash and cash equivalents	$237	$-
Accounts receivable	81,000	-
Due from Officer	10,904	-
Prepaid deposits for acquisitions	32,000	-
Total Current Assets	124,141	-

Computer software, net	28,500	-

Total Assets	$152,641	$-

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities
Accounts payable	$18,639	$-
Accounts payable-related party	10,500	-
Accrued liabilities	29,613	5,250
Payable to affiliate	4,120	-
Total Current Liabilities	62,872	5,250

Commitments and Contingencies (Note 7)

Stockholders’ Equity (Deficit)
Series A Preferred stock, $0.0001 par value, 20,000,000 shares authorized; 1,000 shares and none issued and outstanding at December 31, 2017 and 2016, respectively	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 19,003,367 shares and 20,000,000 shares issued and outstanding at December 31, 2017 and 2016, respectively	1,901	2,000
Discount on common stock	(500)	-
Additional paid in capital	161,463	312
Stock subscriptions received in advance	420	-
Accumulated deficit	(73,515)	(7,562)
Total Stockholders’ Equity (Deficit)	89,769	(5,250)

Total Liabilities and Stockholders’ Equity	$152,641	$-

The accompanying notes are an integral part of these financial statements.

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ANVIA HOLDINGS CORPORATION

STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2017	For the Period from July 22, 2016 (Inception) to December 31, 2016

Revenue	$99,330	$-

Cost of Revenue	29,139	-

Gross Profit	70,191	-

Operating Expenses
General and administrative	136,144	7,562
Total Operating Expenses	136,144	7,562

Loss from Operations Before Income Tax	(65,953)	(7,562)

Provision for Income Tax	-	-

Net Loss	$(65,953)	$(7,562)

Basic and Diluted Net Loss Per Share	$(0.00)	$(0.00)

Weighted Average Number of Shares Outstanding - Basic and Diluted	16,877,579	20,000,000

The accompanying notes are an integral part of these financial statements.

34

ANVIA HOLDINGS CORPORATION

Statements of Changes in Shareholders’ Equity (Deficit)

	Common Stock		Discount on		Additional
	Number	Par Value	Common Stock	Subscriptions Receivable	Paid-in Capital	Accumulated Deficit	Total
Balance - July 22, 2016 (inception)	-	$-	$-	$-	$-	$-	$-
Issuance of shares to founders	20,000,000	2,000	-	-	-	-	2,000
Capital contribution in settlement of obligations	-	-	-	-	312	-	312
Net loss	-	-	-	-	-	(7,562)	(7,562)
Balance - December 31, 2016	20,000,000	2,000	-	-	312	(7,562)	(5,250)

Redemption of shares	(20,000,000)	(2,000)	-	-	2,000	-	-
Issuance of shares as a result of change in control	5,000,000	500	(500)	-	-	-	-
Sale of shares for cash	14,003,367	1,401	-	-	159,151	-	160,552
Subscriptions deposits	-	-	-	420	-	-	420
Net loss	-	-	-		-	(65,953)	(65,953)
Balance - December 31, 2017	19,003,367	$1,901	$(500)	$420	$159,463	$(73,515)	$87,769

The accompanying notes are an integral part of these financial statements.

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ANVIA HOLDINGS CORPORATION

STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2017	For the period from July 22, 2016 (Inception) to December 31, 2016

Cash Flows from Operating Activities
Net loss	$(65,953)	$(7,562)
Adjustment to reconcile net loss to net cash used in operating activities:
Expenses paid by stockholder and contributed as capital	-	312
Common stock issued for services	-	2,000
Amortization of computer software	1,500
Changes in operating assets and liabilities
Accounts receivable	(81,000)	-
Due from Officer	(10,904)	-
Accounts payable	13,389	-
Accounts payable-related party	10,500	-
Accrued liabilities	29,613	5,250
Net Cash Used in Operating Activities	(102,855)	-

Cash Flows from Investing Activities
Cash paid for purchase of computer software	(30,000)
Net cash paid for earnest deposit for acquisitions	(32,000)	-
Net Cash Used in Investing Activities	(62,000)	-

Cash Flows from Financing Activities
Cash proceeds from related parties	4,120	-
Cash proceeds from stock subscriptions received in advance	420	-
Cash proceeds from sale of common stock	160,552	-
Net Cash Provided by Financing Activities	165,092	-

Net Increase in Cash and Cash Equivalents	237	-

Cash and Cash Equivalents, Beginning of the Period	-	-

Cash and Cash Equivalents, End of the Period	$237	$-

Supplemental Disclosures of Cash Flow Information
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Common stock issued to founders for no consideration	$500	$2,000
Redemption of common stock in connection with the change of control	$2,000	$-

The accompanying notes are an integral part of these financial statements.

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ANVIA HOLDINGS CORPORATION

Notes to Financial Statements

December 31, 2017

NOTE 1: NATURE OF OPERATIONS AND GOING CONCERN

Nature of Operations

As used herein and except as otherwise noted, the term “Company”, “it(s)”, “our”, “us”, “we”, and “ANVIA” shall mean Anvia Holdings Corporation, a Delaware corporation.

Anvia Holdings Corporation (formerly Dove Street Acquisition Corporation) was incorporated on July 22, 2016 under the laws of the state of Delaware. The Company is engaged in the development and commercialization of web-based technology, the “Anvia Loyalty” and “Anvia Learning” mobile applications, and other intellectual property (collectively the “Anvia Technology”), as evidenced by the introduction of the Anvia Technology into the stream of commerce, and the Company’s commercial relationships with third parties.

On January 10, 2017, the Company effected a change of control by cancelling an aggregate of 19,500,000 shares of common stock of existing shareholders (the “Former Shareholders”), issuing 5,000,000 shares of common stock to its sole officer and director; electing new officer and director and accepting the resignations of its then existing officers and directors. In connection with the change of control, the sole shareholder of the Company and its board of directors unanimously approved the change of the Company’s name from Dove Street Acquisition Corporation to Anvia Holdings Corporation. On November 20, 2017, the Company cancelled the remaining 500,000 shares of common stock issued to the Former Shareholders (Note 8).

Going Concern

The Company’s financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has faced significant liquidity shortages as shown in the accompanying financial statements. The Company has generated minimal revenues and has sustained operating losses since July 22, 2016 (Inception Date) to date and allow it to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary financing to continue operations, and the attainment of profitable operations. The Company incurred a net loss of $65,953 for the year ended December 31, 2017, used net cash flows in operating activities of $102,855, has a working capital of $61,270, and has an accumulated deficit of $73,515 as of December 31, 2017. These factors, among others, raise a substantial doubt regarding the Company’s ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations. The accompanying financial statements do not include any adjustments to reflect the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Although the Company has had difficulty in obtaining working lines of credit from financial institutions and trade credit from vendors, management has been able to raise capital from private placements and further expand the Company’s operations geographically to continue its growth. During 2017, the Company sold 14,003,367 shares of its common stock to accredited investors and received net cash proceeds of $160,552. Given the liquidity and credit constraints in the markets, the business may suffer should the credit markets not improve in the near future. The direct impact of these conditions is not fully known. However, there can be no assurance that the Company would be able to secure additional funds if needed, and that if such funds were available on commercially reasonable terms or in the necessary amounts, and whether the terms or conditions would be acceptable to the Company. In such case, the reduction in operating expenses might need to be substantial in order for the Company to generate positive cash flows to sustain the operations of the Company.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the valuation of accounts receivables, valuation of long-lived assets, accounts payable and accrued liabilities. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2017 and 2016, respectively.

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Accounts Receivable

Accounts receivable represent revenues earned from vocational training and education programs provided for the construction tradesmen to its customers for which the Company has not yet received payment. Accounts receivable are recorded at the invoiced amount and stated at the amount management expect to collect from balances outstanding at period-end. The Company estimates the allowance for doubtful accounts based on an analysis of specific accounts and an assessment of the customer’s ability to pay. The Company has recorded accounts receivable of $81,000 and $0 as of December 31, 2017 and 2016, respectively.

Property and Equipment

Property and equipment consist of computer software, which is recorded at cost, and amortized on a straight-line basis over its estimated useful life of five (5) years. Expenditures for renewals and betterments are capitalized. Expenditures for minor items, repairs and maintenance are charged to operations as incurred. Gain or loss upon sale or retirement due to obsolescence is reflected in the operating results in the period the event takes place.

Long-lived Assets

In accordance with Accounting Standards Codification “ASC” 360, “ Property, Plant, and Equipment ”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life. Recoverability is assessed based on the carrying amount of the asset compared to the estimated future undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss equal to the excess of the carrying value over the assets fair market value is recognized when the carrying amount exceeds the undiscounted cash flows. The impairment loss is recorded as an expense and a direct write-down of the asset. No impairment loss was recorded during the years ended December 31, 2017 and 2016, respectively.

Fair value of Financial Instruments and Fair Value Measurements

ASC 820, “ Fair Value Measurements and Disclosures”, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts receivable, accounts payable, accrued liabilities, and advances payable to affiliates. Pursuant to ASC 820, “ Fair Value Measurements and Disclosures” and ASC 825, “ Financial Instruments” , the fair value of our cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all the other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

38

The following table presents assets and liabilities that were measured and recognized at fair value as of December 31, 2017 on a recurring basis:

Description	Level 1	Level 2	Level 3
None	$-	$-	$-

The following table presents assets and liabilities that were measured and recognized at fair value as of December 31, 2016 on a recurring basis:

Description	Level 1	Level 2	Level 3
None	$-	$-	$-

Revenue Recognition

The Company provides vocational training and education for construction tradesman that need qualifications for roofing, plumbing, home renovation, electrical and carpentry. The Company’s training packages vary in price according to the different types of vocational training and education programs purchased by the customers. The Company recognizes revenue upon the completion of the vocational training courses and education programs offered to its customers. The Company recognizes as revenue any deposits previously received, as they are non-refundable upon commencement of the vocational training courses.

The Company’s revenue recognition policy is based on the revenue recognition criteria established in accordance with Accounting Standards Codification (ASC) 605. The criteria and how the Company satisfies each element are as follows: (1) persuasive evidence of an arrangement - the Company and the customer enters into a signed contract; (2) delivery has occurred - as noted above, upon the commencement of the training course, the deposit is non-refundable per the terms of the signed contract and upon completion of the course, the Company has provided all services to be delivered to the customer under the contract; (3) the price is fixed and determinable - the signed contract indicates a fixed dollar amount for the training for the courses enrolled by the customer; (4) collectability is reasonable assured - the Company receives as payment a deposit and the balance of the training upon the completion of the training course.

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “ Income Taxes” . The asset and liability method provide that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company follows the provisions of ASC 740, “ Income Taxes ”. When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Management makes estimates and judgments about our future taxable income that are based on assumptions that are consistent with our plans and estimates. Should the actual amounts differ from our estimates, the amount of our valuation allowance could be materially impacted. Any adjustment to the deferred tax asset valuation allowance would be recorded in the income statement for the periods in which the adjustment is determined to be required. The Company does not believe that it has taken any positions that would require the recording of any additional tax liability nor does it believe that there are any unrealized tax benefits that would either increase or decrease within the next year.

Earnings (Loss) Per Share

The Company computes net earnings (loss) per share in accordance with ASC 260, “ Earnings per Share” . ASC 260 requires presentation of both basic and diluted net earnings per share (“EPS”) on the face of the statement of operations. Basic EPS is computed by dividing earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. The Company did not have any convertible notes, options or warrants available for conversion that if exercised, may dilute its earnings per share at December 31, 2017 and 2016, respectively.

39

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2017 and December 31, 2016. The Company’s bank balance did not exceed FDIC insured amounts at December 31, 2017 or at December 31, 2016, respectively.

Recent Accounting Pronouncements

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business , which clarifies the definition of a business to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The standard will be effective for the Company in the first quarter of 2018. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its financial statements.

In November 2016, the FASB issued Accounting Standards Update No. 2016-18, “ Statement of Cash Flows (Topic 230): Restricted Cash” (“ASU 2016-18”) . The new guidance is intended to reduce diversity in practice by adding or clarifying guidance on classification and presentation of changes in restricted cash on the statement of cash flows. ASU 2016-18 is effective for annual and interim periods beginning after December 15, 2017. Early adoption is permitted. The amendments in this update should be applied retrospectively to all periods presented. The Company has evaluated the impact of adopting ASU 2016-18 noting it will only impact the Company to the extent it has restricted cash in the future.

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, “ Financial Instruments - Credit Losses (Topic 326).” The new standard amends guidance on reporting credit losses for assets held at amortized cost basis and available-for-sale debt securities. This ASU is effective for financial statements issued for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating this guidance to determine the impact it may have on its financial statements.

In February 2016, the FASB issued ASU 2016-02, “ Leases (Topic 842).” The objective of this update is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those annual periods and is to be applied utilizing a modified retrospective approach. The Company is currently evaluating this guidance to determine the impact it may have on its financial statements.

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The FASB has issued numerous updates that provide clarification on a number of specific issues as well as requiring additional disclosures. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance may be adopted through either retrospective application to all periods presented in the financial statements (full retrospective approach) or through a cumulative effect adjustment to retained earnings at the effective date (modified retrospective approach). The guidance was revised in July 2015 to be effective for emerging growth companies for annual and interim periods beginning on or after December 15, 2018. The Company is currently evaluating ASU 2014-09 and its impact on its consolidated financial statements.

NOTE 3 – PREPAID DEPOSITS FOR ACQUISITIONS

The Company has prepaid deposits for acquisitions of $32,000 and $0 at December 31, 2017 and 2016, respectively. Prepaid deposits consist of (a) $20,000 prepaid to a third party for performing due diligence on an entity All Crescent Sdn Bhd (“All Crescent”) located in Malaysia for future acquisition; and (b) $12,000 prepaid deposits for future potential acquisition of a vocational college named Global Institute of Vocational Education, located in Australia. The Company anticipates completing the due diligence and expects to complete the acquisitions by April 30, 2018.

On March 22, 2017, Anvia entered into a non-binding preliminary agreement with All Crescent and agreed to pay a consideration of $200,000 in exchange for obtaining 51% equity stake in All Crescent. At the time of closing of All Crescent, among other things, All Crescent shall (a) own 100% of the issued and outstanding capital stock of Sage Interactive Sdn Bhd and 100% of the issued and outstanding capital stock of Sage Interactive MSC Sdn Bhd (collectively “Sage Interactive”); and (b) own 5% of the issued and outstanding capital stock of Celex Media Sdn Bhd (“Celex”). Sage Interactive and Celex are Malaysian companies that own the “Learning Management System and Applications” technology and specialize in developing and providing learning management technologies, learning solutions and eContent. Celex operates as digital content aggregator, e-learning platform provider and distributor of e-books, e-magazines and e-textbooks. Upon consummation of the proposed acquisition of All Crescent, All Crescent shall become a majority-owned subsidiary of Anvia. Management has completed the due diligence of this acquisition and is negotiating the final purchase price of this acquisition. No formal agreements have been executed as of the date of this report.

40

On October 10, 2017, Anvia paid $12,000 to an affiliate Kasa Corporation (Australia) Pty Ltd as a deposit towards the purchase of a vocational college named Global Institute of Vocational Education (Note 10).

NOTE 4: COMPUTER SOFTWARE

Computer software consists of the following:

Description	December 31, 2017	December 31, 2016
Computer software and applications	$30,000	$-
	30,000	-
Less: accumulated amortization	(1,500)	-
Computer Software, net	$28,500	$-

On October 2, 2017, the Company purchased computer software and applications from an affiliate to further enhance its sales to distributors (Note 6). The Company recorded the actual historical costs incurred by the affiliate in acquiring and developing the computer software and applications. Amortization expense for the computer software and applications purchased for the years ended December 31, 2017 and 2016, was $1,500 and $0, respectively.

NOTE 5 – ACCRUED LIABILITIES

Accrued liabilities for the years ended December 31, 2017 and 2016 is summarized as follows.

	December 31, 2017	December 31, 2016
Consulting fees	$6,478	$-
Travel expense	5,395	-
Audit fees	12,750	5,250
Legal Fees	4,628	-
Other	362	-
Total Accrued Expense	$29,613	$5,250

Accrued liabilities were $29,613 and $5,250 at December 31, 2017 and 2016, respectively.

NOTE 6 – RELATED PARTY TRANSACTIONS

On January 11, 2017, the Company issued 5,000,000 shares of its common stock to its President, an officer and director of the Company valued at $500. The Company recorded a discount of the same amount as no consideration was paid for these shares. On February 16, 2017, the Company issued to a family member of the President of the Company 1,000,000 shares of its common stock for total proceeds of $1,000. On February 16, 2017, the Company also issued to an officer and director of the Company, an aggregate of 5,000,000 shares of its common stock in exchange for total proceeds of $500 (Note 8).

In February 2017, the Company issued to its President and an officer, an aggregate of 600 Series A preferred shares and 400 Series A preferred shares at $0.0001 par value for total proceeds of $0.06 and $0.04, respectively.

The Company paid $3,700 to a third-party vendor as a deposit for an acquisition and paid $7,204 for travel and other expenses of an officer, prior to the change in control that occurred on January 10, 2017. The Company deemed these expenses as personal expenses of the officer and recorded $10,904 as amount due from the officer as of December 31, 2017. The amount due from officer is unsecured, collectible and due on demand by the Company.

On October 2, 2017, the Company purchased from a related party affiliate computer software and applications for $30,000, for designing, developing and implementing a business-to-business software solution for Anvia eco-system for tradesmen in Australia and globally (Note 4).

Accounts payable to a related party amounted to $10,500 and $0 at December 31, 2017 and 2016, respectively. The $10,500 accounts payable to the related party was for the cost of training and consulting service provided to Anvia’s customers.

Payable to a related party amounted to $4,120 and $0 at December 31, 2017 and 2016, respectively. The $4,120 payable to the affiliate was for short term advances received for the Company’s working capital needs. The $4,120 advance received from the affiliate is unsecured, non-interest bearing and payable on demand.

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NOTE 7 – COMMITMENTS AND CONTINGENCIES

Commitments

On February 9, 2017, the Company executed an operating lease agreement for its principal office with a monthly rent of $289, lease commencing on February 10, 2017 and terminating on February 28, 2018. The Company paid a security deposit of $578 on February 9, 2017 upon the execution of the lease. On November 1, 2017, the Company negotiated to terminate the lease and agreed to forgo the security deposit of $578 in settlement of terminating the lease. The Company recorded rent expense of $2,807 and $0 for the year ended December 31, 2017 and 2016, respectively.

Litigation Costs and Contingencies

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Other than as set forth below, management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

In the normal course of business, the Company incurs costs to hire and retain external legal counsel to advise it on regulatory, litigation and other matters. The Company expenses these costs as the related services are received. If a loss is considered probable and the amount can be reasonable estimated, the Company recognizes an expense for the estimated loss.

NOTE 8: STOCKHOLDERS’ EQUITY

The Company’s capitalization at December 31, 2017 was 100,000,000 authorized common shares and 20,000,000 authorized preferred shares, both with a par value of $0.0001 per share.

Common Stock

On July 22, 2016, the Company issued 20,000,000 shares of its common stock, at par value of $0.0001 per share, to two directors and officers for the services performed valued at $2,000. The officers and directors of the Company contributed as additional paid in capital in settlement of Company’s expenses of $312 as of December 31, 2016.

On January 10, 2017, the Company effectuated a change in control and redeemed 19,500,000 shares of its then outstanding 20,000,000 shares of common stock upon the resignation of two officers and directors. On January 11, 2017, the Company issued 5,000,000 shares of its common stock at par value and at a discount of $500, accepted resignation of two officers and directors, and pursuant to Section 4(2) of the Securities Act of 1933, appointed Mr. Ali Kasa, to be the Company’s Chief Executive Officer, the sole officer and director. On November 7, 2017, the Company and two former founders and directors of the Company mutually agreed to cancel the remaining 500,000 shares of the Company’s common stock valued at $50 issued to them on July 22, 2016 (Inception Date). The shares were added to the Company’s authorized but not unissued common stock on the date of return.

On February 16, 2017, the Company issued to a family member of the President of the Company 1,000,000 shares of its common stock for total proceeds of $1,000. On February 16, 2017, the Company issued to an officer and director of the Company, an aggregate of 5,000,000 shares of its common stock for total proceeds of $500, or at $0.0001 per share (Note 6).

For the year ended December 31, 2017, the Company sold 14,003,367 shares of its common stock to the Investors between the share price of $0.001 per share to $0.60 per share and received cash proceeds of $160,552. The Company has also received in advance $420 for stock subscription deposits for which the Company has not issued 420,000 shares of common stock as of December 31, 2017. All the stock certificates issued to the investors have been affixed with an appropriate legend restricting sales and transfers. Based on the foregoing, the Company has issued the shares in reliance upon the exemptions from registration provided by Section 4a (2) of the Securities Act of 1933.

As a result of all common stock issuances, the total issued and outstanding shares of common stock at December 31, 2017 and 2016 were 19,003,367 and 20,000,000, respectively.

Preferred Stock

Series A Preferred Stock

The Company’s directors and officers have beneficial ownership of the entire class of the Company’s Series A Preferred Stock, which voting together as a class, have the right to vote 51% of the Company’s voting shares on all shareholder matters (the “Majority Voting Rights”) not adopt any amendments to the Company’s Bylaws, Articles of Incorporation, as amended, make any changes to the Certificate of Designations establishing the Series A Preferred Stock, or effect any reclassification of the Series A Preferred Stock, without the affirmative vote of at least 60% of the outstanding shares of Series A Preferred Stock. However, the Company may, by any means authorized by law and without any vote of the holders of shares of Series A Preferred Stock, make technical, corrective, administrative or similar changes to such Certificate of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series A Preferred Stock.

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Other than the Majority Voting Rights, the Series A Preferred Stock does not have any other dividend, liquidation, conversion, or redemption rights, whatsoever; provided, however, the Series A Preferred Stock and the rights associated therewith, could act to prevent or delay a change in control.

In February 2017, the Company issued 600 shares of Series A preferred stock to its President for total proceeds of $0.06, and 400 shares of Series A preferred shares to an officer and director, who resigned from the Company on October 20, 2017, for total proceeds of $0.04.

At December 31, 2017, the Company has 1,000 shares of Series A preferred stock issued and outstanding.

NOTE 9: INCOME TAX

Income tax expense for the years ended December 31, 2017 and 2016 is summarized as follows.

	December 31, 2017	December 31, 2016
Deferred:
Federal	$(22,424)	$(2,571)
State	-	-
Change in valuation allowance	22,424	2,571
Income tax expense (benefit)	$—	$—

The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rates of 34% and the state income tax rates net of federal tax benefit of 0%, for the years ended December 31, 2017 and 2016, respectively, to the income taxes reflected in the Statements of Operations:

	December 31, 2017	December 31, 2016
Book Income (loss)	34%	34%
State taxes	-%	-%
Total	34%	34%
Valuation allowance	-34%	-34%
Tax expense at actual rate	—	—

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities at December 31, 2017 and 2016, respectively, are as follows:

	December 31, 2017	December 31, 2016
Deferred tax assets:
Net operating loss carry forward	$16,421	$2,571
Total gross deferred tax assets	16,421	2,571
Less - valuation allowance	(16,421)	(2,571)
Net deferred tax assets	$—	$—

Deferred income taxes are provided for the tax effects of transactions reported in the financial statements and consist of deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be deductible or taxable when the assets and liabilities are recovered or settled.

On December 22, 2017, the Tax Cuts and Jobs Act (the Tax Act) was enacted, significantly altering U.S. corporate income tax law. The SEC issued Staff Accounting Bulletin 118, which allows companies to record reasonable estimates of enactment impacts where all of the underlying analysis and calculations are not yet complete. The provisional estimates must be finalized within a one-year measurement period. The Company reduced its net domestic deferred tax asset balance by $8,574 due to the reduction in corporate tax rate from 34% to 21%. These adjustments are fully offset by a change in the Company’s U.S. valuation allowance.

At December 31, 2017, the Company had accumulated deficit of approximately $74,000 for U.S. federal and Delaware income tax purposes available to offset future taxable income expiring on various dates through 2035. The Company has recorded a 100% valuation allowance on the deferred tax assets due to the uncertainty of its realization. The net change in the valuation allowance during the years ended December 31, 2017 and 2016 was an increase of $22,424 and $2,571, respectively.

In the normal course of business, the Company’s income tax returns are subject to examination by various taxing authorities. Such examinations may result in future tax and interest assessment by these taxing authorities. Accordingly, the Company believes that it is more likely than not that it will realize the benefits of tax positions it has taken in its tax returns or for the amount of any tax benefit that exceeds the cumulative probability threshold in accordance with FASB ASC 740. Differences between the estimated and actual amounts determined upon ultimate resolution, individually or in the aggregate, are not expected to have a material adverse effect on the company’s financial position. The Company believes its tax positions are all highly certain of being upheld upon examination. As such, the Company has not recorded a liability for unrecognized tax benefits. As of December 31, 2017, tax years 2016 and 2017 remain open for examination by the IRS and California. The Company has received no notice of audit from the Internal Revenue Service or California for any of the open tax years.

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NOTE 10: SUBSEQUENT EVENTS

Management has evaluated the subsequent events through April 17, 2018, the date which the financial statements were available to be issued noting no items that would impact the accounting for events or transactions in the current period or require additional disclosures.

On January 17, 2018, the Company acquired Anvia (Australia) Pty Ltd, formerly known as Kasa Corporation (Australia) Pty Ltd, for all of its issued and outstanding shares of common stock on the date of acquisition. Upon completion of the acquisition, Anvia (Australia) Pty Ltd became a wholly-owned subsidiary of the Company. Anvia (Australia) Pty Ltd shall operate Anvia market and Anvia recruiters’ sites and business units in Australia and global markets.

The Company acquired Anvia (Australia) Pty Ltd from Nikolin Kasa, who is brother of Ali Kasa, President and Chief Executive Officer of Anvia Holdings Corporation. The acquisition was made in consideration of the Company issuing 5,000 shares of common stock valued at U.S $0.60 per share for a total consideration of $3,000, based on the fair value of the common stock on the date of acquisition.

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ANVIA HOLDINGS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2018	December 31, 2017
	(UNAUDITED)
ASSETS

Current Assets
Cash and cash equivalents	$733	$468
Accounts receivable	4,768	81,000
Due from related parties	4,503	9,269

Total Current Assets	10,004	90,737

Computer software, net	27,000	28,500

Other Assets
Prepaid deposits for acquisitions	55,297	23,200
Total Other Assets	55,297	23,200

Total Assets	$92,301	$142,437

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$9,276	$18,639
Accounts payable - related party	-	10,500
Accrued liabilities	37,534	29,614
Payable to related party	3,000	3,000
Payable to affiliate	-	4,120
Total Current Liabilities	49,810	65,873

Commitments and Contingencies (Note 6)

Stockholders’ Equity
Series A Preferred stock, $0.0001 par value, 20,000,000 shares authorized; 1,000 shares and none issued and outstanding at March 31, 2018 and December 31, 2017, respectively	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized; 19,003,367 shares issued and outstanding at March 31, 2018 and December 31, 2017, respectively	1,900	1,900
Discount on common stock	(500)	(500)
Additional paid in capital	158,471	158,471
Stock subscriptions received in advance	420	420
Accumulated other comprehensive loss	(343)	(278)
Accumulated deficit	(117,457)	(83,449)
Total Stockholders’ Equity	42,491	76,564

Total Liabilities and Stockholders’ Equity	$92,301	$142,437

The accompanying notes are an integral part of these unaudited condensed financial statements.

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ANVIA HOLDINGS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	For the Three Months Ended March 31,
	2018	2017

Revenue	$17,839	$-

Cost of Revenue	4,369	-

Gross Profit	13,470	-

Operating Expenses
Consulting expenses	17,800	10,300
Travel expenses	15,560	8,880
Other general and administrative	12,347	5,720

Total Operating Expenses	45,707	24,900

Loss from Operations	(32,237)	(24,900)

Other Expense
Foreign exchange loss	(1,771)	-
Total Other Loss	(1,771)	-

Loss before Income Tax	(34,008)	(24,900)

Provision for Income Tax	-	-

Net Loss	$(34,008)	$(24,900)

Other Comprehensive Income
Foreign currency translation gain	65	-

Comprehensive Loss	$(33,943)	$(24,900)

Basic and Diluted Net Loss Per Share	$(0.00)	$(0.00)

Weighted Average Number of Shares Outstanding - Basic and Diluted	19,003,367	9,349,450

The accompanying notes are an integral part of these unaudited condensed financial statements.

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ANVIA HOLDINGS CORPORATION AND SUBSIDIARY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Three Months Ended March 31,
	2018	2017
Cash Flows from Operating Activities
Net loss	$(34,008)	$(24,900)
Adjustment to reconcile net loss to net cash provided by (used in) operating activities:
Redemption of common stock in connection with the change of control	-	(1,950)
Amortization of computer software	1,500	-
Changes in operating assets and liabilities
Accounts receivable	76,128	-
Prepaid deposits	-	(4,278)
Accounts payable	(13,639)	-
Accounts payable - related party	(10,500)	-
Accrued liabilities	12,289	(1,729)
Net Cash Provided by (Used in) Operating Activities	31,770	(32,857)

Cash Flows from Investing Activities
Net cash paid for earnest deposit for acquisitions	(52,853)	-
Net Cash Used In Financing Activities	(52,853)	-

Cash Flows from Financing Activities
Cash proceeds advanced from related party	21,359	4,116
Cash proceeds from stock subscriptions received in advance	-	475
Cash proceeds from sale of common stock	-	29,275
Net Cash Provided by Financing Activities	21,359	33,866

Effect of exchange rate changes on cash	(11)	-

Net Increase in Cash and Cash Equivalents	265	1,009

Cash and Cash Equivalents, Beginning of the Period	468	-

Cash and Cash Equivalents, End of the Period	$733	$1,009

Supplemental Disclosures of Cash Flow Information
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Common stock subscriptions receivable	$-	$1,277
Common stock issued to founders for no consideration	$-	$500
Common stock to be issued for share exchange acquisition	$3,000	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

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ANVIA HOLDINGS CORPORATION AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements

March 31, 2018

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS, BASIS OF PRESENTATION AND GOING CONCERN

As used herein and except as otherwise noted, the term “Company”, “it(s)”, “our”, “us”, “we”, and “ANVIA” shall mean Anvia Holdings Corporation, a Delaware corporation.

Anvia Holdings Corporation (formerly Dove Street Acquisition Corporation) was incorporated on July 22, 2016 under the laws of the state of Delaware. The Company is engaged in the development and commercialization of web-based technology, the “Anvia Loyalty” and “Anvia Learning” mobile applications, and other intellectual property (collectively the “Anvia Technology”), as evidenced by the introduction of the Anvia Technology into the stream of commerce, and the Company’s commercial relationships with third parties.

On January 10, 2017, the Company effected a change of control by cancelling an aggregate of 19,500,000 shares of common stock of existing shareholders, issuing 5,000,000 shares of common stock to its sole officer and director; electing new officer and director and accepting the resignations of its then existing officers and directors. In connection with the change of control, the sole shareholder of the Company and its board of directors unanimously approved the change of the Company’s name from Dove Street Acquisition Corporation to Anvia Holdings Corporation.

On January 2, 2018, the Company entered into a stock-for-stock acquisition agreement (the “Acquisition”) with Anvia (Australia) Pty Ltd., an entity organized and incorporated under the laws of Australia. Pursuant to the terms of the Acquisition, the Company agreed to issue to the owner of Anvia (Australia) 5,000 shares of its common stock, valued at $0.60 per share as the fair value of the common stock, in exchange for all of the issued and outstanding stock of Anvia (Australia) to complete the share exchange and restructuring of entities under common control. Mr. Ali Kasa, who is the officer, director and majority shareholder of the Company, is the spouse of Ms. Lindita Kasa, the sole shareholder of Anvia (Australia) Pty Ltd, prior to the acquisition. The Company issued the shares to Ms. Lindita Kasa on May 10, 2018.

Anvia (Australia) Pty Ltd specializes in designing and implementing a complete eco-system for tradesmen in Australia by sourcing, training and placing employees for its clients for agreed compensation. Pursuant to the Acquisition, the Company has acquired the business plan, operations and contracts of its wholly-owned subsidiary, Anvia (Australia) Pty Ltd.

Basis of Presentation

The accompanying interim condensed consolidated financial statements are unaudited, but in the opinion of management of the Company, contain all adjustments, which include normal recurring adjustments necessary to present fairly the financial position at March 31, 2018, and the results of operations and cash flows for the three months ended March 31, 2018. The consolidated balance sheets as of December 31, 2017 is derived from the Company’s audited financial statements.

Since the Company and Anvia (Australia) Pty Ltd were under Mr. Ali Kasa’s common control prior to the Acquisition on January 2, 2018, the Acquisition is accounted for as a restructuring transaction in accordance with generally accepted accounting principles (“GAAP”). The Company has recast prior period consolidated financial statements to reflect the conveyance of Anvia (Australia) Pty Ltd. to the Company as if the restructuring transaction had occurred as of the earliest date of the consolidated financial statements.

Certain information and footnote disclosures normally included in financial statements that have been prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management of the Company believes that the disclosures contained in these interim condensed consolidated financial statements are adequate to make the information presented therein not misleading. For further information, refer to the financial statements and the notes thereto contained in the Company’s 2017 Annual Report filed with the Securities and Exchange Commission on Form 10-K on April 17, 2018.

Going Concern

The Company’s consolidated financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has generated minimal revenue and has sustained operating losses since inception to date and allow it to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary financing to continue operations, and the attainment of profitable operations. The Company incurred a net loss of $34,008 for the three months ended March 31, 2018, had a working capital deficit of $39,806, and an accumulated deficit of $117,457 as of March 31, 2018 and $83,449 as of December 31, 2017. The Company incurred a net loss of $24,900 and negative cash flows from operating activities of $32,857 for the three months ended March 31, 2017, had a working capital deficit of $2,350 and accumulated deficit of $32,462 as of March 31, 2017. These factors, among others, raise a substantial doubt regarding the Company’s ability to continue as a going concern. If the Company is unable to obtain adequate capital, it could be forced to cease operations. The accompanying consolidated financial statements do not include any adjustments to reflect the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

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NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following summary of significant accounting policies of the Company is presented to assist in the understanding of the Company’s financial statements. The financial statements and notes are the representation of the Company’s management who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America (“GAAP”) in all material respects and have been consistently applied in preparing the accompanying financial statements.

Principles of Consolidation

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary Anvia (Australia) Pty Ltd. All intercompany transactions and balances are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to the valuation of accounts payable, accrued liabilities and payable to related party. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents. The Company had cash balances of $733 and $468 as of March 31, 2018 and December 31, 2017, respectively.

Accounts Receivable

Accounts receivable represent income earned from vocational training and education programs provided for the construction tradesmen to its customers for which the Company has not yet received payment. Accounts receivable are recorded at the invoiced amount and stated at the amount management expect to collect from balances outstanding at period-end. The Company estimates the allowance for doubtful accounts based on an analysis of specific accounts and an assessment of the customer’s ability to pay. The Company has recorded accounts receivable of $4,768 and $81,000 as of March 31, 2018 and December 31, 2017, respectively.

Concentration of Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, accounts receivable and prepaid deposits. The Company places its cash with high quality banking institutions. The Company does not have the cash balances in excess of Federal Deposit Insurance Corporation limit at March 31, 2018 and December 31, 2017, respectively.

Revenue Recognition

The Company provides vocational training and education for construction tradesman that need qualifications for roofing, plumbing, home renovation, electrical and carpentry. The Company’s training packages vary in price according to the different types of vocational training and education programs purchased by the customers. The Company recognizes revenue upon the completion of the vocational training courses and education programs offered to its customers. The Company recognizes as revenue any deposits previously received, as they are non-refundable upon commencement of the vocational training courses.

The Company’s revenue recognition policy is based on the revenue recognition criteria established in accordance with Accounting Standards Codification (ASC) 605. The criteria and how the Company satisfies each element are as follows: (1) persuasive evidence of an arrangement - the Company and the customer enters into a signed contract; (2) delivery has occurred - as noted above, upon the commencement of the training course, the deposit is non-refundable per the terms of the signed contract and upon completion of the course, the Company has provided all services to be delivered to the customer under the contract; (3) the price is fixed and determinable - the signed contract indicates a fixed dollar amount for the training for the courses enrolled by the customer; (4) collectability is reasonable assured - the Company receives as payment a deposit and the balance of the training upon the completion of the training course.

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Foreign Currency Translation

The Company uses the United States dollar (“USD”) for financial reporting purposes. The Company maintains the books and records in its functional currency, being the primary currency of the economic environment in which its operations are conducted. For reporting purpose, the Company translates the assets and liabilities to U.S. dollars using the applicable exchange rates prevailing at the balance sheet dates, and the statements of income are translated at average exchange rates during the reporting periods. Gain or loss on foreign currency transactions are reflected on the income statement. Gain or loss on financial statement translation from foreign currency are recorded as a separate component in the equity section of the balance sheet and is included as part of accumulated other comprehensive income. The functional currency of the Company’s subsidiary in Australia is Australian Dollars (“AUD”).

The exchange rates used to translate amounts in AUD into USD for the purposes of preparing the financial statements were as follows:

March 31, 2018
Balance sheet	AUD 1.00 to USD 0.77
Statement of operations and comprehensive loss	AUD 1.00 to USD 0.79

December 31, 2017
Balance sheet	AUD 1.00 to USD 0.78
Statement of operations and comprehensive loss	AUD 1.00 to USD 0.77

Income Taxes

The Company accounts for income taxes using the asset and liability method in accordance with ASC 740, “ Income Taxes” . The asset and liability method provide that deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities, and for operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using the currently enacted tax rates and laws. The Company records a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.

The Company follows the provisions of ASC 740-10, “ Accounting for Uncertain Income Tax Positions .” When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. In accordance with the guidance of ASC 740-10, the benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above should be reflected as a liability for unrecognized tax benefits in the accompanying condensed balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.

Earnings (Loss) Per Common Share

The Company computes net earnings (loss) per share in accordance with ASC 260, “ Earnings per Share” . ASC 260 requires presentation of both basic and diluted net earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing earnings (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible note and preferred stock using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti-dilutive. At March 31, 2018 and December 31, 2017, there were no convertible notes, options or warrants available for conversion that if exercised, may dilute future earnings per share.

Fair value of Financial Instruments and Fair Value Measurements

ASC 820, “ Fair Value Measurements and Disclosures”, requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. ASC 820 establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. ASC 820 prioritizes the inputs into three levels that may be used to measure fair value:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

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Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data. If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, accounts receivable, prepaid deposit for acquisitions, accounts payable, accrued liabilities and payable to related party. Pursuant to ASC 820, “ Fair Value Measurements and Disclosures” and ASC 825, “ Financial Instruments” , the fair value of our cash equivalents is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all the other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Reclassifications

Certain classifications have been made to the prior year consolidated financial statements to conform to the current year presentation. The reclassification had no impact on previously reported net loss or accumulated deficit.

Recent Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606),” (“ASU 2014-09”). ASU 2014-09 supersedes the revenue recognition requirements in ASC 605 - Revenue Recognition (“ASC 605”) and most industry-specific guidance throughout ASC 605. The FASB has issued numerous updates that provide clarification on a number of specific issues as well as requiring additional disclosures. The core principle of ASC 606 requires that an entity recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASC 606 defines a five-step process to achieve this core principle and, in doing so, it is possible more judgment and estimates may be required within the revenue recognition process than required under existing U.S. GAAP including identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation. The guidance also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from an entity’s contracts with customers. The guidance may be adopted through either retrospective application to all periods presented in the financial statements (full retrospective approach) or through a cumulative effect adjustment to retained earnings at the effective date (modified retrospective approach). The guidance was revised in July 2015 to be effective for emerging growth companies for annual and interim periods beginning on or after December 15, 2018. The Company is currently evaluating ASU 2014-09 and its impact on its consolidated financial statements.

In October 2016, the FASB issued ASU 2016-17, “Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control”. These amendments change the evaluation of whether a reporting entity is the primary beneficiary of a variable interest entity by changing how a reporting entity that is a single decision maker of a variable interest entity treats indirect interests in the entity held through related parties that are under common control with the reporting entity. If a reporting entity satisfies the first characteristic of a primary beneficiary (such that it is the single decision maker of a variable interest entity), the amendments require that reporting entity, in determining whether it satisfies the second characteristic of a primary beneficiary, to include all of its direct variable interests in a variable interest entity and, on a proportionate basis, its indirect variable interests in a variable interest entity held through related parties, including related parties that are under common control with the reporting entity. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2016, including interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. If an entity adopts the pending content that links to this paragraph in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial position and results of operations.

In November 2016, the FASB issued ASU 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash”. These amendments require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. As a result, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. The amendments do not provide a definition of restricted cash or restricted cash equivalents. The amendments in this ASU are effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. Early adoption is permitted. The amendments should be applied using a retrospective transition method to each period presented. The Company has evaluated the impact of adopting ASU 2016-18 noting it will only impact the Company to the extent it has restricted cash in the future.

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In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260); Distinguishing Liabilities from Equity (Topic 480); Derivatives and Hedging (Topic 815): (Part I) Accounting for Certain Financial Instruments with Down Round Features, (Part II) Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests with a Scope Exception. For public business entities, the amendments in Part I of this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other entities, the amendments in Part I of this Update are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted for all entities, including adoption in an interim period. If an entity early adopts the amendments in an interim period, any adjustments should be reflected as of the beginning of the fiscal year that includes that interim period. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02 Income Statement—Reporting Comprehensive Income (Topic 220)—Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income. The amendments in this Update allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act of 2017. The amendments in this Update affect any entity that is required to apply the provisions of Topic 220, Income Statement-Reporting Comprehensive Income, and has items of other comprehensive income for which the related tax effects are presented in other comprehensive income as required by GAAP. The Company is currently in the process of evaluating the impact of the adoption on its consolidated financial statements.

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

NOTE 3 – PREPAID DEPOSITS FOR ACQUISITIONS

The Company had prepaid deposits of $55,297 and $23,200 at March 31, 2018 and at December 31, 2017, respectively. Prepaid deposits of $55,297 at March 31, 2018 consisted of (i) $35,297 prepayment for the acquisition of an entity named Global Institute of Vocational Education, located in Australia, specializing in designing, implementing and maintaining B2B software solutions for Anvia eco-system for tradesmen in Australia and globally; and (ii) $20,000 prepayment towards acquisition of an entity named All Crescent Sdn Bhd located in Malaysia. Prepaid deposits at December 31, 2017 consisted of (i) 20,000 prepaid to a third party towards acquisition of an entity named All Crescent Sdn Bhd located in Malaysia, and (ii) $3,200 prepayment towards acquisition of Global Institute of Vocational Education.

NOTE 4 – ACCRUED LIABILITIES

Accrued liabilities were comprised of the following:

	March 31, 2018	December 31, 2017
Professional fees	$20,857	$23,230
Consulting fees	14,943	6,384
Other accrued expenses	1,734	-
Total	$37,534	$29,614

NOTE 5 – RELATED PARTY TRANSACTIONS

The related parties of the Company with whom transactions are reported in these financial statements are as follows:

Name of entity of individual	Relationship with the Company and its subsidiary
Ali Kasa	Director and CEO of the Company
Egnitus Australia Pty Ltd	Entity controlled by Mr. Ali Kasa
Lindita Kasa	Spouse of Ali Kasa and former sole shareholder of Anvia (Australia) Pty Ltd
Egnitus Holdings Pty Ltd	Entity controlled by Mr. Ali Kasa

Transactions

Accounts Payable

	March 31, 2018	December 31, 2017
Egnitus Holdings Pty Ltd	$-	$10,500

Accounts payable was for the cost of training and consulting services provided to the Company’s customers.

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Payable to Related Party

	March 31, 2018	December 31, 2017
Lindita Kasa	$3,000	$3,000

Payable to Mrs. Lindita Kasa was for the cost of purchase of Anvia (Australia) Pty Ltd.

Payable to Affiliate

	March 31, 2018	December 31, 2017
Egnitus Australia Pty Ltd	$-	$4,120

Payable to affiliate was for the Company’s working capital needs. Funds advanced to the Company are non-interest bearing, unsecured and due on demand.

Due from Related Parties

	March 31, 2018	December 31, 2017
Ali Kasa	$4,162	$6,807
Egnitus Holdings Pty Ltd	341	-
Egnitus Australia Pty Ltd	-	2,462
	$4,503	$9,269

The Company paid for travel and other expenses of Mr. Ali Kasa prior to the change in control that occurred on January 10, 2017. The Company deemed these expenses as personal expenses of the officer and recorded those amounts as due from the officer.

The amount due from related parties is non-interest bearing, unsecured and due on demand.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Legal Costs and Contingencies

In the normal course of business, the Company incurs costs to hire and retain external legal counsel to advise it on regulatory, litigation and other matters. The Company expenses these costs as the related services are received.

If a loss is considered probable and the amount can be reasonable estimated, the Company recognizes an expense for the estimated loss. If the Company has the potential to recover a portion of the estimated loss from a third party, the Company makes a separate assessment of recoverability and reduces the estimated loss if recovery is also deemed probable.

NOTE 7 – STOCKHOLDERS’ EQUITY

The Company’s capitalization at March 31, 2018 was 100,000,000 authorized common shares with a par value of $0.0001 per share, and 20,000,000 authorized preferred shares with a par value of $0.0001 per share.

Common Stock

On January 2, 2018, the Company entered into a stock-for-stock acquisition agreement (the “Acquisition”) with Anvia (Australia) Pty Ltd, an entity organized under the laws of Australia. Pursuant to the terms of the Acquisition, the Company issued to the owner of Anvia (Australia) Pty Ltd 5,000 shares of its common stock, valued at $0.60 per share as the fair value of the common stock, in exchange for all of the issued and outstanding stock of Anvia (Australia) to complete the share exchange and restructuring of entities under common control. Mr. Ali Kasa, who is the officer, director and majority shareholder of the Company, is the spouse of Mrs. Lindita Kasa, the sole shareholder of Anvia (Australia) Pty Ltd, prior to the acquisition. The Company issued the shares to Ms. Lindita Kasa on May 10, 2018. The Company has recast prior period financial statements to reflect the conveyance of Anvia (Australia) to the Company as if the restructuring had occurred as of the earliest date of the consolidated financial statements.

As a result of all common stock issuances, the total issued and outstanding shares of common stock at March 31, 2018 and December 31, 2017 were 19,003,367.

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Preferred stock

Series A Preferred Stock

The Company’s directors and officers have a beneficial ownership of the entire class of the Company’s Series A Preferred Stock, which voting together as a class, have the right to vote 51% of the Company’s voting shares on any and all shareholder matters (the “Majority Voting Rights”). Additionally, the Company shall not adopt any amendments to the Company’s Bylaws, Articles of Incorporation, as amended, make any changes to the Certificate of Designations establishing the Series A Preferred Stock, or effect any reclassification of the Series A Preferred Stock, without the affirmative vote of at least 60% of the outstanding shares of Series A Preferred Stock. However, the Company may, by any means authorized by law and without any vote of the holders of shares of Series A Preferred Stock, make technical, corrective, administrative or similar changes to such Certificate of Designations that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of Series A Preferred Stock.

Other than the Majority Voting Rights, our Series A Preferred Stock does not have any other dividend, liquidation, conversion, or redemption rights, whatsoever; provided, however, he Series A Preferred Stock and the rights associated therewith, could act to prevent or delay a change in control.

In February 2017, the Company issued 600 shares of Series A preferred stock to its President for total proceeds of $0.06, and 400 shares of Series A preferred shares to an officer and director for total proceeds of $0.04.

At March 31, 2018 and December 31, 2017, the Company has 1,000 shares of Series A preferred stock issued and outstanding, respectively.

NOTE 8 – SUBSEQUENT EVENTS

Management has evaluated subsequent events through May 18, 2018, the date the financial statements were available to be issued noting the following transactions that would impact the accounting for events or transactions in the current period or require additional disclosures.

In May, 2018, the Company issued 5,000 shares of its common stock to Mr. Nikolin Kasa, brother of Mr. Ali Kasa, CEO of the Company, for $6,000 (or valued at $1.2 per share) of consulting and business advisory services that will be performed within the following year.

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PART II

Item 13. Other expenses of Issuance and Distribution

The following table sets forth the Company’s expenses in connection with this registration statement. All of the listed expenses are estimates, other than the filing fees payable to the Securities and Exchange Commission.

Registration Fees		$560.25
Edgarizing fees	$
Transfer agent fees	$
Accounting fee	$
Legal fees		$-

Item 14. Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the directors breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or directors has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

Insofar as indemnification for liabilities arising under the Securities Act may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the SEC is that such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The Company has issued the following securities in the last three (3) years. Such securities were issued pursuant to exemptions from registration under Section 4(a)(2) of the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering, as noted below. Each of these transactions was issued as part of a private placement of securities by the Company in which (i) no general advertising or solicitation was used, and (ii) the investors purchasing securities were acquiring the same for investment purposes only, without a view to resale.

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Since inception, the Company has issued the following shares of common stock:

On January 11, 2017, the Company issued 5,000,000 shares of its common stock to Ali Kasa, an officer and director of the Company for services rendered to the Company valued at $500, or $.0001 per share.

In February 2017, the Company issued to Ali Kasa an aggregate of 600 Series A Preferred Stock shares, at a price of $0.0001 per share, for total proceeds of $0.06.

In February 2017, the Company issued to Waleed Badurik an aggregate of 400 Series A Preferred Stock shares at a price of $0.0001 per share, for total proceeds of $0.04.

In March 2017, the Company issued 8,763,367 shares of its common stock to 32 shareholders in exchange for total proceeds of $29,900.

In March 2017, the Company issued 5,000,000 shares of its common stock to Waleed Badurik in exchange for services rendered to the Company valued at $500, or $.0001 per share.

In May 2017, the Company issued 140,000 shares of its common stock to 2 shareholders in exchange for total proceeds of $70,000.

In October 2017, the Company issued 100,000 shares of its common stock to 1 shareholders in exchange for total proceeds of $60,000.

In May, 2018, the Company issued 5,000 shares of its common stock to Mr. Nikolin Kasa, brother of Mr. Ali Kasa, CEO of the Company, for $6,000 (or valued at $1.2 per share) of consulting and business advisory services that will be performed within the following year.

Item 16. Exhibits and Financial Statement Schedules.

EXHIBITS

Certain exhibits listed below are incorporated by reference as so marked with the date and filing with which such exhibits were filed with the Securities and Exchange Commission)

3.1	Certificate of Incorporation (filed as exhibit to the Form 10-12G filed on August 9, 2016)

3.2	By-laws (filed as exhibit to the Form 10-12G filed on August 9, 2016)

3.3	Sample stock certificate (filed as exhibit to the Form 10-12G filed on August 9, 2016)

3.4	Certificate of Amendment filed with the Secretary of State of Delaware on January 12, 2017 (filed as exhibit to the Form S-1/A filed on June 22, 2017)

3.5	Amended Bylaws (filed as exhibit to the Form S-1/A filed on June 22, 2017)

3.6	Series A Preferred Stock Certificate of Designation (filed as exhibit to the Form 8-K filed on March 17, 2017)

5.1	Opinion of Counsel on legality of securities being registered

10.1	Term Sheet by and between the Company and All Crescent Sdn Bhd. (filed as exhibit to the Form S-1 filed on May 2, 2017)

10.2	Agreement by and between Ali Kasa and Tiber Creek Corporation dated May 12, 2016 (filed as exhibit to the Form S-1/A filed on June 22, 2017)

10.3	Service Agreement by and between the Company and Eurojet Australia Pty Ltd dated May 23, 2017 (filed as exhibit to the Form S-1/A filed on June 22, 2017)

10.4	Agreement by and between the Company and Egnitus Holding Pty Ltd (filed as exhibit to the Form S-1/A filed on June 22, 2017)

10.5	Appointment Letter issued by Stanley Footwear Consortium Sdn Bhd (filed as exhibit to the Form S-1/A filed on June 22, 2017)

10.6	Appointment Letter issued by YKGI Bhd (filed as exhibit to the Form S-1/A filed on June 22, 2017)

10.7	Appointment Letter issued by Asteel Sdn Bhd (filed as exhibit to the Form S-1/A filed on June 22, 2017)

10.8	Equity Financing Agreement dated June 5, 2018 with GHS Investments, LLC (filed as exhibit to Form 8-K on June 8, 2018)

10.9	Registration Rights Agrmt. dated June 5, 2018 with GHS Investments, LLC (filed as exhibit to Form 8-K on June 8, 2018)

10.10	Promissory Note for $40,000 dated June 5, 2018 with GHS Invest. LLC (filed as exhibit to form 8-K on June 8, 2018)

10.11	Contract of Sale of Business dated January 19,2018 between the company and Global Institute of Vocational Education Pty Ltd. (filed as exhibit to Form 8-K on June 13, 2018)

10.12	Securities Purchase Agreement with Labrys Fund, LP dated June 21, 2018 (filed as exhibit to Form 8-K on June 26, 2018)

10.13	Convertible Promissory Note with Labrys Fund, LP dated June 21, 2018 (filed as exhibit to Form 8-K on June 26, 2018)

23.1*	Consent of Independent PCOAB public accounting firm.

23.2	Consent of Attorney (filed as part of Exhibit 5.1)

*	Filed herewith

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Item 17. Undertakings

Pursuant to Rule 415 under the Securities Act of 1933 (as amended and updated from time to time)

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sales securities, a post-effective amendment to this registration statement;

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any additional material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time to be the initial bona fide offering thereof.

(3). To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the termination of the offering.

(4). That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to this offering, other than registration statements relying on Rule 403B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5). That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser.:

i Any preliminary prospectus or prospectus of the undersigned registrant relating to this offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to this offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Undertaking Request for acceleration of effective date or filing of registration statement becoming effective upon filing.

The undersigned registrant hereby undertakes:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Glendale, California on August 6, 2018.

Anvia Holdings Corporation

/s/ Ali Kasa
President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Name	Title	Date

/s/ Ali Kasa	CEO, President, CFO & Director	August 6, 2018

/s/ Dhurata Toli	Financial Controller & Secretary	August 6, 2018

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